    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 2000
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                      WILLIAMS COMMUNICATIONS GROUP, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

                      DELAWARE                                             73-1462856
           (State or other jurisdiction of                              (I.R.S. Employer
           incorporation or organization)                            Identification Number)

                                                                          BOB F. McCOY
                                                                  SENIOR VICE PRESIDENT -- LAW
                 ONE WILLIAMS CENTER                           WILLIAMS COMMUNICATIONS GROUP, INC.
                TULSA, OKLAHOMA 74172                                  ONE WILLIAMS CENTER
                   (918) 573-2000                                     TULSA, OKLAHOMA 74172
 (Address, including zip code, and telephone number,                     (918) 573-2000
   including area code, of registrant's principal       (Name, address, including zip code, and telephone
                 executive offices)                    number, including area code, of agent for service)

                             ---------------------

                                    Copy to:

                           JONATHAN L. FRIEDMAN, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                   AMOUNT            PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                     TO BE            AGGREGATE PRICE     AGGREGATE OFFERING       AMOUNT OF
       SECURITIES TO BE REGISTERED               REGISTERED           PER UNIT(1)(2)        PRICE(1)(2)      REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
6.75% Redeemable Cumulative Convertible
  Preferred Stock, par value $.01 per
  share (the "Preferred Stock")..........     5,000,000 shares            $50.00            $250,000,000           $66,000
---------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per
  share, issuable upon conversion of the
  Preferred Stock(4).....................    8,805,000 shares(5)           (6)                  (6)                  (6)
---------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per
  share, issuable to the transfer agent
  for the Preferred Stock in connection
  with the payment of dividends on the
  Preferred Stock(4).....................     2,800,000 shares          $11.34375           $31,762,500             $8,390
---------------------------------------------------------------------------------------------------------------------------------
         Total...........................            --                     --                   --                 74,390
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.
(2) Exclusive of accrued interest and distributions, if any.
(3) Calculated pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933.
(4) This Registration Statement also relates to rights to purchase shares of the registrant's Series A Junior Participating Preferred Stock (the "Rights"), which are attached to all shares of Class A Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Class A Common Stock and will be transferred along with the Class A Common Stock. The value attributable to the Rights, if any, is reflected in the value of the Class A Common Stock.
(5) An indeterminate number of additional shares of Class A Common Stock as may become issuable upon conversion of the Preferred Stock are registered hereunder, including additional shares as may be issuable as a result of antidilution adjustments. Any Class A Common Stock issued upon conversion of the Preferred Stock will be issued for no additional consideration.
(6) Under Rule 457(i) of the rules and regulations under the Securities Act of 1933, no additional registration fee is required in connection with the registration of our Class A Common Stock issuable upon conversion of the Preferred Stock being registered hereunder.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 8, 2000

PROSPECTUS

                      WILLIAMS COMMUNICATIONS GROUP, INC.

  5,000,000 SHARES OF 6.75% REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                      AND

                   11,605,000 SHARES OF CLASS A COMMON STOCK

                             ---------------------

     We issued our 6.75% redeemable cumulative convertible preferred stock in a private placement in September 2000. The preferred stock is convertible into shares of our Class A common stock. This prospectus relates to:

     - resales of shares of the preferred stock by the holders named under the caption "Selling Stockholders" in this prospectus;

     - resales of shares of our Class A common stock issued upon conversion of the preferred stock; and

     - issuances by us of shares of our Class A common stock to the transfer agent for the preferred stock, which will resell the Class A common stock for cash to pay dividends on the preferred stock.

     All of the securities being registered may be offered and sold from time to time as described under the caption "Plan of Distribution" in this prospectus. We will not receive any proceeds from sales of the preferred stock by the selling stockholders or from issuances and sales of our Class A common stock upon conversion of the preferred stock. Any Class A common stock issued by us to the transfer agent for the preferred stock will be resold by the transfer agent for cash to pay dividends on the preferred stock.

     Our Class A common stock is listed on the New York Stock Exchange, Inc. under the symbol "WCG." We do not intend to list our preferred stock on any exchange.

      AN INVESTMENT IN OUR PREFERRED STOCK AND OUR CLASS A COMMON STOCK INVOLVES RISKS. "RISK FACTORS" BEGINS ON PAGE 7 OF THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                  The date of this prospectus is      , 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    1
Williams Communications Group, Inc. ........................    2
The Offering................................................    3
Risk Factors................................................    7
Forward-Looking Statements..................................   22
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividend Requirements...............................   23
Use Of Proceeds.............................................   23
Description of The Preferred Stock..........................   24
Description of Capital Stock................................   38
Certain Federal Income Tax Consequences.....................   47
Selling Stockholders........................................   51
Plan of Distribution........................................   53
Legal Matters...............................................   54
Experts.....................................................   55

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy any of these documents at the public reference facilities of the SEC at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can obtain information on the operation of the SEC's public reference facilities by calling 1-800-SEC-0330. Information which we have filed is also available at the SEC's worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You can also obtain these materials at set rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     This prospectus is part of a registration statement filed by us with the SEC. You can obtain the full registration statement from the SEC as indicated above or from us.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, until the termination of the offering of the securities made by this prospectus:

     - our annual report on Form 10-K/A for the year ended December 31, 1999;

     - our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     - our current reports on Form 8-K filed with the SEC on March 6, 2000, July 17, 2000, August 2, 2000, September 14, 2000 and October 30, 2000

     We will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus (other than exhibits that are specifically incorporated by reference into those documents). Requests should be directed to:

           Williams Communications Group, Inc.
           One Williams Center
           Tulsa, Oklahoma 74172
           (918) 573-2000
           Attention: Corporate Secretary

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the cover.

                      WILLIAMS COMMUNICATIONS GROUP, INC.

     We own or lease, operate and are completing a nationwide intercity fiber-optic network, which we are extending locally and globally. We operate through four business units. Our network unit provides Internet, data, voice and video services exclusively to communications service providers. Through our broadband media unit, we transmit live and non-live media content worldwide, including broadcast news, sports, advertising and special events. Our solutions unit provides professional communications services, and sells and installs communications equipment, to address the comprehensive voice and data needs of organizations of all sizes. Through our strategic investments unit, we make investments in companies that we believe will, directly or indirectly, increase revenue opportunities for our other business units. We have formed strategic alliances with communications companies to secure long-term, high-capacity commitments for traffic on our network and to enhance our service offerings.

     Prior to the initial public offering of our Class A common stock in October 1999, our company was a wholly owned subsidiary of The Williams Companies, Inc. Williams currently owns 100% of the outstanding shares of our Class B common stock, or 85% of the total outstanding shares of our Class A and Class B common stock combined. On July 24, 2000, Williams announced that its board of directors had authorized its management to pursue a course of action that, if successful, would lead to a complete separation of our business from Williams' energy business. On November 16, 2000, Williams announced that its board of directors had authorized its management to continue to pursue a tax-free spin-off of our business to Williams' shareholders. Williams further announced that, assuming market conditions and other factors continue to support this action, its board of directors expects to vote during the first part of 2001 to set a record date and establish the ratio of shares of our stock to be distributed and to direct the distribution of our shares.

     Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and our telephone number is (918) 573-2000.

     Unless the context otherwise requires, when we refer in the prospectus to "we," "us" or "our" or use similar terms, we mean Williams Communications Group, Inc. and all of its subsidiaries, collectively.

                                  THE OFFERING

     The following is a brief summary of select terms of the preferred stock. For a more complete description of the terms of the preferred stock, see the section of this prospectus entitled "Description of the Preferred Stock."

Issuer..............................     Williams Communications Group, Inc.

Securities offered..................     This prospectus covers the following
                                         securities:

                                         - 5,000,000 shares of our 6.75%
                                           redeemable cumulative convertible
                                           preferred stock and shares of our
                                           Class A common stock issuable upon
                                           conversion of the preferred stock;
                                           and

                                         - issuances by us of shares of our
                                           Class A common stock to the transfer
                                           agent for the preferred stock, which
                                           will resell the Class A common stock
                                           for cash to pay dividends on the
                                           preferred stock.

Liquidation preference..............     $50.00 per share.

Dividends...........................     Dividend rate: 6.75% of the liquidation
                                         preference per annum on a cumulative
                                         basis from the date of issuance.

                                         Dividend payment dates: quarterly, on
                                         January 15, April 15, July 15 and
                                         October 15 of each year, beginning on
                                         January 15, 2001.

                                         Type of dividend: Holders will receive
                                         cash. The terms of our debt agreements
                                         currently restrict our ability to pay
                                         cash dividends. We have the option,
                                         however, to deliver shares of our Class
                                         A common stock to the transfer agent
                                         for the preferred stock, which will
                                         resell those shares of Class A common
                                         stock for cash and use the proceeds to
                                         pay cash dividends to the holders of
                                         shares of preferred stock.

Conversion..........................     Each share of preferred stock may be
                                         converted, at the option of the holder,
                                         into 1.7610 shares of our Class A
                                         common stock.

                                         Conversion price: $28.39, subject to
                                         adjustment in a number of circumstances
                                         described under "Description of
                                         Preferred Stock -- Adjustments to the
                                         Conversion Price," including some
                                         changes of control where the
                                         consideration paid per share of Class A
                                         common stock is in excess of the
                                         conversion price then in effect, in
                                         which case the conversion price will be
                                         adjusted to increase the number of
                                         shares of Class A common stock issuable
                                         upon conversion.

                                         The right to convert shares that have
                                         been called for redemption will
                                         terminate on the close of business on
                                         the business day immediately preceding
                                         the redemption date.

Termination of conversion rights....     On or after October 15, 2005, we may,
                                         at our option, cause the conversion
                                         rights of our shares of preferred stock
                                         to terminate. We may exercise this
                                         option only if for at least 20 trading
                                         days within any period of 30
                                         consecutive trading days, including the
                                         last trading day of that period, the
                                         current market price of our Class A
                                         common stock exceeds $39.75, equivalent
                                         to 140% of the conversion price,
                                         subject to adjustment in a number of
                                         circumstances as provided under
                                         "Description of Preferred
                                         Stock -- Adjustments to the Conversion
                                         Price."

Optional redemption.................     We may not redeem any shares of
                                         preferred stock at any time before
                                         October 15, 2005. Thereafter, we may,
                                         at our option, redeem all or any part
                                         of the shares of preferred stock at a
                                         redemption price equal to 103.38% of
                                         the liquidation preference if we redeem
                                         the shares in 2005, and thereafter this
                                         percentage gradually declines to 100%
                                         on and after October 15, 2010, plus
                                         accumulated and unpaid dividends,
                                         including special dividends, if any, to
                                         the redemption date. The terms of our
                                         debt instruments currently restrict our
                                         ability to redeem shares of preferred
                                         stock.

Mandatory redemption................     We will be obligated to redeem the
                                         shares of preferred stock on October
                                         15, 2012 at 100% of their liquidation
                                         value plus accumulated and unpaid
                                         dividends, including special dividends,
                                         if any, to that date.

Change of control...................     If we become subject to a change of
                                         control, each holder of shares of
                                         preferred stock will have the right to
                                         require us to purchase any or all of
                                         the shares of that holder at a purchase
                                         price equal to 100% of the liquidation
                                         preference, plus, accumulated and
                                         unpaid dividends, including special
                                         dividends, if any, to the date of
                                         purchase. This right of holders will be
                                         subject to our obligation to offer to
                                         repay a substantial portion of our own
                                         and our subsidiaries' indebtedness.
                                         When we have satisfied these
                                         obligations and, subject to the legal
                                         availability of funds for this purpose,
                                         we will purchase all shares tendered
                                         upon a change of control. We will have
                                         the option to pay for those shares
                                         either solely in cash or solely in
                                         shares of our Class A common stock
                                         valued at 95% of the average closing
                                         sale price of our Class A common stock
                                         for the five trading days before and
                                         including the third trading day before
                                         the repurchase date. However, holders
                                         of our preferred stock will not have
                                         this put right if our Class A common
                                         stock trades at or above 105% of the
                                         conversion price after the change of
                                         control or if holders of our preferred
                                         stock receive specified securities as a
                                         result of the change of control.

Voting rights.......................     The holders of preferred stock are
                                         entitled to vote with the holders of
                                         our Class A common stock on all matters
                                         submitted for a vote of holders of
                                         Class A common stock. On all such
                                         matters, each holder of preferred stock
                                         will be entitled to a number of votes
                                         equal to that number of shares of our
                                         Class A common stock into which such
                                         holder's shares of preferred stock are
                                         convertible on the record date for any
                                         such vote. Holders of our Class A
                                         common stock are entitled to one vote
                                         per share and holders of our Class B
                                         common stock are entitled to ten votes
                                         per share on all such matters. The
                                         holders of preferred stock have the
                                         following additional rights:

                                         - to approve amendments to our restated
                                           certificate of incorporation or
                                           bylaws or the certificate of
                                           designations of the preferred stock
                                           which would adversely affect, alter
                                           or change the powers, preferences or
                                           special rights of the preferred
                                           stock; and

                                         - if six quarterly dividends on the
                                           shares of preferred stock are
                                           accumulated and unpaid, the holders
                                           of shares of preferred stock, voting
                                           as a single class with holders of
                                           other series of preferred stock that
                                           rank equally or senior to the
                                           preferred stock and have similar
                                           voting rights, will be entitled to
                                           elect at the next annual stockholder
                                           meeting two directors on our board to
                                           serve until all accumulated and
                                           unpaid dividends have been paid or
                                           declared and funds have been set
                                           aside for their payment.

Ranking.............................     The preferred stock ranks, with respect
                                         to dividend rights and rights upon
                                         liquidation, winding up or dissolution:

                                         - junior to all our existing and future
                                           debt obligations;

                                         - junior to each other class or series
                                           of our capital stock other than (a)
                                           our Class A common stock, our Class B
                                           common stock and any other class or
                                           series of our capital stock the terms
                                           of which provide that such class or
                                           series will rank junior to the
                                           preferred stock and (b) any other
                                           class or series of our capital stock
                                           the terms of which provide that such
                                           class or series will rank on a parity
                                           with the preferred stock;

                                         - on a parity with each class or series
                                           of our capital stock the terms of
                                           which provide that such class or
                                           series will rank on a parity with the
                                           preferred stock; and

                                         - senior to our Class A common stock,
                                           our Class B common stock and any
                                           other class or series of our capital
                                           stock the terms of which provide that
                                           such
                                           class or series will rank junior to
                                           the preferred stock.

Registration rights.................     We have agreed to cause a shelf
                                         registration statement to remain
                                         effective, subject to some exceptions,
                                         until the earlier of (a) two years
                                         following the issue date of the
                                         preferred stock and (b) the date on
                                         which all shares of preferred stock or
                                         Class A common stock covered by that
                                         registration statement have been sold
                                         under that registration statement. If
                                         we do not satisfy this obligation, we
                                         will be required to pay special
                                         dividends to holders of those shares.

Use of proceeds.....................     We will not receive any proceeds from
                                         sales of the preferred stock by the
                                         selling stockholders or from issuances
                                         and sales of our Class A common stock
                                         upon conversion of the preferred stock.
                                         Any Class A common stock issued by us
                                         to the transfer agent for the preferred
                                         stock will be resold by the transfer
                                         agent for cash to pay dividends on the
                                         preferred stock.

Trading.............................     Our Class A common stock currently
                                         trades on the New York Stock Exchange
                                         under the symbol "WCG." We have not
                                         applied and do not intend to apply for
                                         the listing of the preferred stock on
                                         any securities exchange.

                                  RISK FACTORS

     You should carefully consider the risks described below before deciding whether to invest in our preferred stock.

RISKS RELATING TO OUR OPERATIONS

  WE NEED TO INCREASE THE VOLUME OF TRAFFIC ON OUR NETWORK OR OUR NETWORK WILL NOT GENERATE PROFITS

     We must substantially increase the current volume of Internet, data, voice and video transmission on our network in order to realize the anticipated cash flow, operating efficiencies and cost benefits of our network. If we do not develop long-term commitments with new large-volume customers as well as maintain our relationships with current customers, we will be unable to increase traffic on our network, which would adversely affect our profitability.

     We believe that an important source of increased traffic will be the introduction by regional telephone companies of long distance services within their historical service areas once they satisfy the applicable requirements under the Telecommunications Act of 1996. Accordingly, delays in the introduction of these services have had, and will continue to have, an adverse effect on our traffic.

  DELAYS IN PROVISIONING AND DELIVERING NETWORK SERVICES WILL ADVERSELY AFFECT OUR OPERATIONS THROUGH 2001

     We have experienced significant delays in provisioning and delivering network services, primarily due to delays in obtaining capacity from other providers, inadequate local connectivity, inadequate collocation space and delays in receiving equipment from vendors. In many cases, we depend on third parties to provide certain aspects of these services. As a result, we have experienced corresponding delays in our ability to convert backlog orders into revenue. We expect that these difficulties will continue to have an adverse impact on our results of operations through 2001.

  OUR NEED TO OBTAIN ADDITIONAL CAPACITY FOR OUR NETWORK FROM OTHER PROVIDERS INCREASES OUR COSTS

     We lease telecommunications capacity and obtain rights to use dark fiber from both long distance and local telecommunications carriers in order to extend the scope of our network. Any failure by these companies to provide timely service to us would adversely affect our ability to serve our customers or increase our costs of doing so. Some of our agreements with other providers require us to pay amounts for services whether or not we use those services. We enter into interconnection agreements with many domestic and foreign local telephone companies but we are not always able to do so on favorable terms. In some cases, we have to obtain service from other carriers at costs that exceed our revenues for providing that service. Primarily as a result of these costs, for the nine months ended September 30, 2000, our network unit's cost of sales exceeded revenues by $53.6 million.

     Costs of obtaining local service from other carriers comprise a significant proportion of the operating expenses of long distance carriers, including our network unit. Similarly, a large proportion of the costs of providing international service consists of payments to other carriers. Changes in regulation, particularly the regulation of local and international telecommunications carriers, could indirectly but significantly affect our network unit's competitive position. These changes could increase or decrease our costs, relative to those of our competitors, of providing services.

  DURING OUR LIMITED OPERATING HISTORY, WE HAVE GENERATED LOSSES WHICH WE EXPECT WILL CONTINUE

     In connection with the operation of our business, including the build-out of our network, we have experienced significant operating and net losses and working capital deficits. We expect to continue to experience losses through 2001, and may not be able to achieve or sustain operating profitability in the future. Our network unit experienced operating losses of $157.4 million in 1999 and $289.9 million for the nine months ended September 30, 2000. In our solutions unit, operating losses were $73.6 million in 1999 and $87.2 million for the nine months ended September 30, 2000. Operating losses in our broadband media unit were $26.3 million in 1999 and $21.2 million for the nine months ended September 30, 2000.

Continued operating losses could limit our ability to obtain the cash needed to expand our network, make interest and principal payments on our debt or fund our other business needs.

  WE ARE INCURRING OPERATING LOSSES IN OUR SOLUTIONS UNIT AS A RESULT OF DIFFICULTIES INTEGRATING AN ACQUISITION AND DECREASED SALES CONSISTENT WITH TRENDS IN THE VOICE EQUIPMENT INDUSTRY

     Operating losses attributable to our solutions unit were largely due to difficulties we have had in integrating our equipment distribution business with Nortel's equipment distribution business, which we purchased in April 1997, and in managing the increased complexity of our business. Our financial results in 2000 have been adversely affected by these difficulties. These difficulties have included an inability to operate and manage our business effectively with multiple information systems, internal control deficiencies, lost sales, customer dissatisfaction and increased selling, general and administrative costs, including increased bad debt expense. Our results in 2000 also have been adversely impacted by decreased sales, which is consistent with trends in the voice equipment industry. If these trends continue, our financial results in 2001 may continue to be adversely affected.

  OUR CURRENT REVENUES COULD BE SIGNIFICANTLY REDUCED IF WE TAKE ACTION ON CERTAIN STRATEGIC ALTERNATIVES WE ARE CONSIDERING RELATING TO OUR SOLUTIONS UNIT

     We continue to evaluate our options for maximizing the total return from our investment in our solutions unit, including:

     - implementing cost reduction measures

     - increasing our focus on professional services and managed services, which we believe are more profitable than some of our existing products and services

     - eliminating unprofitable product lines, customers or markets

     - alliances or combinations with other providers of communications products or services

     - other strategic alternatives which may include a restructuring of the business

     A substantial amount of our current revenues is derived from our solutions unit. If we implement some or all of the options being considered, we could have a substantial decrease in our consolidated revenues.

  WE NEED TO CONTINUE TO EXPAND AND ADAPT OUR NETWORK IN THE FUTURE IN ORDER TO REMAIN COMPETITIVE, WHICH COULD BE VERY COSTLY

     The planned expansion of our network will require substantial additional financial, operational and managerial resources, which may not be available to us. We likely will need to continue to expand our network or adapt its components to respond to the following:

     - an increasing number of customers

     - demand for greater transmission capacity

     - changes in our customers' service requirements

     - technological advances

     - government regulation

  SBC COULD TERMINATE OUR STRATEGIC ALLIANCE, WHICH COULD HARM OUR BUSINESS

     If SBC terminates our strategic alliance, there could be a material adverse effect on our business, financial condition and results of operations. Because SBC is a major customer of ours, termination of our agreements with SBC would result in decreased revenues and increased marginal costs. Our alliance agreements with SBC are material to us, and SBC may terminate these agreements in certain cases, including the following:

     - if we begin to offer retail long distance or retail local services on our network under some circumstances

     - if the action or failure to act of any regulatory authority materially frustrates or hinders the purpose of any of our agreements with SBC, the affected agreement may be terminated

     - if we materially breach our agreements with SBC causing a material adverse effect on the commercial value of the relationship to SBC

     - if we have a change of control without SBC's consent, including a change of control resulting from the separation of our business from Williams' energy business

     - if SBC acquires an entity that owns a nationwide fiber-optic network in the United States and determines not to sell us long distance assets

     In the event of termination due to our actions, we could be required to pay SBC's transition costs of up to $200 million. Similarly, in the event of termination due to SBC's actions, SBC could be required to pay our transition costs of up to $200 million, even though our costs may be higher.

  BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND FUTURE PROSPECTS

     Because of our limited operating history, you have limited operating and financial data about us upon which to assess our business, performance and prospects or an investment in the preferred stock. In addition, we have insufficient results for investors and securities analysts to use to identify historical trends or even to make quarter to quarter comparisons of our operating results.

  WE MUST CONSTRUCT OUR NETWORK EFFICIENTLY AND ON TIME TO INCREASE OUR REVENUES, BUT FACTORS OUTSIDE OUR CONTROL MAY PREVENT US FROM DOING SO, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     We cannot guarantee that we will be successful in completing our network in the time planned. Our ability to become a leading provider of communications services to other communications service providers and our ability to increase our revenues will depend in large part upon the successful, timely and cost-effective construction of our network. Difficulties in constructing our network could increase its estimated costs and delay its scheduled completion, either of which could have a material adverse effect on our business. We have already sold capacity on the portion of our network that is currently under construction. A failure to complete construction on time could result in penalties, order cancellations or the loss of customers that could have a material adverse effect on our business.

     In addition to factors described elsewhere in "Risk Factors," factors beyond our control include:

     - costs related to construction of route segments

     - timely performance by contractors

     - the technical performance and availability of the fiber and equipment used in our network

  WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WITH PARTICIPANTS THAT HAVE GREATER RESOURCES AND MORE EXISTING CUSTOMERS THAN WE HAVE, WHICH COULD LIMIT OUR ABILITY TO INCREASE OUR MARKET SHARE

     Our network unit's success depends upon our ability to increase our share of the carrier services market by providing high quality services at prices equal to or below those of our competitors. Increased competition could lead to price reductions, fewer large-volume sales, under-utilization of resources, reduced operating margins and loss of market share. Many of our network unit's competitors have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

     - greater name recognition

     - greater financial, technical, marketing and other resources

     - a larger installed base of customers

     - well-established relationships with current and potential customers

     - more extensive knowledge of the high-volume long distance services industry

     - a greater international presence

     - a greater local presence

     Our network unit's major competitors include Qwest Communications International, Inc., Level 3 Communications, Inc., Broadwing Communications, Inc., and Global Crossing Communications, Inc., as well as the three U.S. long distance fiber-optic networks that are owned by AT&T Corp., WorldCom, Inc. and Sprint Corp. Other companies have announced plans to construct significant fiber-optic networks. Our network unit's services in the United States face additional competitors, including the regional telephone companies and other local telephone companies. Foreign carriers may also compete in the U.S. market. Our network unit's services outside the United States face additional competitors, including national telephone companies in foreign countries and other owners of submarine and regional fiber-optic capacity.

     Our solutions unit faces competition from communications equipment manufacturers and distributors, as well as from other companies that offer services to integrate systems and equipment of different types. Increased competition could lead to price reductions, fewer sales and client projects, under-utilization of employees, reduced operating margins and loss of market share. Many of our solutions unit's competitors have significantly greater financial, technical and marketing resources or greater name recognition than we currently have. Our solutions unit also faces competition from lower cost providers and from new entrants to the market.

  CONSOLIDATION WITHIN THE TELECOMMUNICATIONS INDUSTRY COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

     Consolidation of some of the major service providers and strategic alliances in the communications industry have occurred in response to the passage of the Telecommunications Act of 1996 and the World Trade Organization's Basic Telecommunications Agreement. Further consolidation could lead to fewer large-volume sales, reduced operating margins and loss of market share. Strategic investments and alliances, such as Bell South's equity interest in Qwest, Qwest's acquisition of US West and Intermedia's alliance with Global One, may reduce our opportunities and increase the competition we face.

  PRICES FOR NETWORK SERVICES MAY DECLINE, WHICH MAY REDUCE OUR REVENUES

     The prices we charge our customers for network services could decline for the following reasons:

     - installation by us and our competitors, some of which are expanding capacity on their existing networks or developing new networks, of fiber and related equipment that provides substantially more transmission capacity than needed

     - recent and future technological advances that enable substantial increases in, or better usage of, the transmission capacity of both new and existing fiber

     - strategic alliances or similar transactions that increase the parties' purchasing power, such as purchasing alliances among regional telephone companies for long distance capacity

     If prices for network services decline, we may experience a decline in revenues that would have a material adverse effect on our operations.

  SERVICE INTERRUPTIONS ON OUR NETWORK COULD EXPOSE US TO LIABILITY OR CAUSE US TO LOSE CUSTOMERS

     Our operations depend on our ability to avoid and mitigate any damages from power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts or natural disasters. The failure of any equipment or facility on our network could result in the interruption of customer service until we make necessary repairs or install replacement equipment. Additionally, if a carrier or other service provider fails to provide the communications capacity that we have leased in order to provide service to our customers, service to our customers would be interrupted. If service is not restored in a timely manner, agreements with our customers may obligate us to provide credits or other remedies to them, which would reduce our revenues. Service disruptions could also damage our reputation with customers, causing us to lose existing customers or have difficulty attracting new ones. Many of our customers' communications needs will be extremely time sensitive, and delays in service delivery may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software "bugs" that, despite our testing, may be discovered only after our network has been completed and is in use.

  WE NEED TO OBTAIN AND MAINTAIN THE NECESSARY RIGHTS OF WAY FOR OUR NETWORK IN ORDER TO OPERATE THE NETWORK; IF WE ARE UNABLE TO OBTAIN AND MAINTAIN RIGHTS OF WAY OVER DESIRED ROUTES ON COMMERCIALLY REASONABLE TERMS, OUR PROFITABILITY MAY BE ADVERSELY AFFECTED

     If we are unable to maintain all of our existing rights and permits or obtain and maintain the additional rights and permits needed to implement our business plan on acceptable terms, we may incur additional costs that could have a material adverse effect on our business. We are a defendant in several lawsuits that the plaintiffs seek to have certified as class actions which challenge, among other things, our right to use our rights of way. It is likely that we will be subject to additional suits challenging use of our rights of way and that those plaintiffs also will seek class certification. This litigation may increase our costs and adversely affect our profitability.

  COMMUNICATIONS TECHNOLOGY CHANGES VERY RAPIDLY, AND OUR TECHNOLOGY COULD BE RENDERED OBSOLETE

     We expect that new products and technologies will emerge and that existing products and technologies, including voice transmission over the Internet and high speed transmission of packets of data, will further develop. These new products and technologies may reduce the prices for our services or they may be superior to, and render obsolete, the products and services we offer and the technologies we use. As a result, our most significant competitors in the future may be new entrants to our markets which would not be burdened by an installed base of older equipment. It may be very expensive for us to upgrade our products and technology in order to continue to compete effectively. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes, including wider acceptance and usage of voice transmission over the Internet.

  WE HAVE LIMITED OPPORTUNITIES FOR GROWTH IN THE MARKETS CURRENTLY SERVED BY OUR BROADBAND MEDIA UNIT

     Our broadband media unit's primary business is the transmission of video and audio signals from live events to television networks and of advertisements to local television stations. We have significant market share in this area. However, these markets are growing slowly and are subject to increased competition as technology improves. We must successfully develop and deliver new service offerings to grow this area of the business.

  TERMINATION OF RELATIONSHIPS WITH KEY VENDORS COULD RESULT IN DELAYS OR INCREASED COSTS

     Our solutions unit has a series of agreements that authorize us to act as a distributor of communications products for a variety of vendors, most significantly Nortel, as well as Cisco Systems, Inc.,

NEC Corp. and others. We cannot assure you that any vendor with which we do business will elect to continue its relationship with us on terms and conditions acceptable to us. We believe that an interruption, or substantial modification, of our distribution relationships, particularly with Nortel, could have a material adverse effect on our solutions unit's business, operating results and financial condition, in that we may no longer be able to provide services and products to our customers, or the cost of doing so may be more expensive. Periodically, our distribution agreements expire and we must negotiate new agreements if we desire to continue distributing the vendor's products at competitive prices. In addition, under our distribution agreement with Nortel, if we do not purchase a minimum percentage of our total product mix from Nortel, we each have the option to change the ownership structure of Williams Communications Solutions, LLC. If Nortel is no longer an owner of Solutions LLC, there is no guarantee that Nortel would continue its distribution agreement with our solutions unit once it is no longer required to do so under the terms of the agreement.

  WE ARE DEPENDENT ON A SMALL NUMBER OF CUSTOMERS, AS A RESULT OF WHICH THE LOSS OF EVEN A SINGLE CUSTOMER OR A FEW CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     We currently derive a large percentage of the revenue generated by our network and broadband media units from a small number of customers, as a result of which the loss of even a single customer or a few customers could have a material adverse effect on our business. There is no guarantee that these customers will continue to do business with us after the expiration of their existing commitments with us. In addition, our customers may experience economic downturns, which could adversely affect their ability to pay us for our services. The bankruptcy or insolvency of any of our customers could have an adverse effect on our business.

  WE MUST DEVELOP EFFECTIVE BUSINESS SUPPORT SYSTEMS TO IMPLEMENT CUSTOMER ORDERS AND BILL FOR SERVICES

     Developing effective business support systems is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for implementing customer orders for services and monthly billing for these services. Because we have grown rapidly and expect to continue increasing the number and volume of products and services we offer, we need to develop these business support systems in a timely manner to meet our customers' current requirements and proposed new product and service offerings. Our failure to develop effective business support systems in a timely manner could have a material adverse effect on our business.

  OUR INTERNATIONAL OPERATIONS AND INVESTMENTS EXPOSE US TO RISKS THAT COULD HARM OUR BUSINESS

     We have or expect to have operations and investments in many different countries throughout the world, including Argentina, Australia, Brazil, Canada, Chile, China, Japan and Mexico, as well as rights to undersea cable capacity extending to other countries. We are exposed to risks inherent in international operations. These include:

     - general economic, social and political conditions

     - the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems

     - tax rates in some foreign countries may exceed those in the United States

     - foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions

     - difficulties and costs of compliance with foreign laws and regulations that impose restrictions on our investments and operations, with penalties for noncompliance, including loss of license and monetary fines

     - difficulties in obtaining licenses or interconnection arrangements on acceptable terms or at all

     - changes in U.S. laws and regulations relating to foreign trade and investment

  CURRENCY EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR FINANCIAL
  RESULTS

     Our international operations will cause our results of operations and the value of our assets to be affected by exchange rates between the U.S. dollar and the currencies of other countries in which we have operations and assets. Fluctuations in foreign currency rates may adversely affect reported earnings and the comparability of period-to-period results of operations. On January 13, 1999, the Brazilian Central Bank removed the limits on the valuation of the Brazilian real compared to the U.S. dollar, allowing free market fluctuation of the exchange rate. As a result, the value of the Brazilian real in U.S. dollars had declined approximately 33% from December 31, 1998, to December 31, 1999. The Brazilian real did not experience a significant exchange rate decline in the first nine months of 2000. The ultimate duration and severity of the conditions in Brazil may have a material adverse effect on our investments there. In addition, Mexico and Chile have historically experienced exchange rate volatility. Changes in currency exchange rates may affect the relative prices at which we and our foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the costs of items required in our operations.

RISKS RELATING TO OUR COMPANY

  IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, OUR ABILITY TO EXPAND AND ENHANCE OUR NETWORK AND TO CONDUCT OUR BUSINESS GENERALLY WOULD BE ADVERSELY AFFECTED

     We will need additional capital to expand and enhance our network and meet our business strategies. We estimate that capital expenditures for our network in 2000 and 2001 will total $5.2 billion. Our inability to raise funds would have an adverse effect on our operations. If we decide to raise funds through the incurrence of additional debt, we may become subject to additional or more restrictive financial covenants and ratios, and the risks discussed below associated with maintaining substantial debt will increase. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of financial, business and other factors, many of which are beyond our control. Our ability to arrange financing and the costs of financing depend upon many factors, including:

     - general economic and capital markets conditions

     - conditions in the communications market

     - regulatory developments

     - credit availability from banks or other lenders

     - investor confidence in the telecommunications industry and our company

     - the success of our network

     - provisions of tax and securities laws that are conducive to raising capital

     In addition, Standard & Poor's downgraded our corporate credit and bank loan rating from "BB" to "BB-minus" and our senior unsecured debt rating from "BB-minus" to "B-plus" on July 25, 2000, and Moody's Investors Service revised its outlook for us to stable from positive. These downgrades could negatively impact our ability to arrange additional financing and could increase the costs of any financing that we obtain.

  WE HAVE SUBSTANTIAL DEBT, WHICH MAY HINDER OUR GROWTH AND PUT US AT A COMPETITIVE DISADVANTAGE

     Our substantial debt may have important consequences for us, including the following:

     - our ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditures could be impaired or financing may not be available on terms acceptable to us

     - a substantial portion of our cash flow will be used to make principal and interest payments on our debt, reducing the funds that would otherwise be available to us for our operations and future business opportunities

     - a substantial decrease in our net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations

     - we may have more debt than our competitors, which may place us at a competitive disadvantage

     - our substantial debt may make us more vulnerable to a downturn in our business or the economy generally

     We had substantial deficiencies of earnings to cover combined fixed charges and preferred stock dividend requirements of $293.9 million for the nine months ended September 30, 2000, $402.1 million in 1999, $209.7 million in 1998, and $19.9 million in 1997.

  WE MAY NOT BE ABLE TO REPAY OUR EXISTING DEBT; FAILURE TO DO SO OR TO REFINANCE OUR DEBT COULD PREVENT US FROM IMPLEMENTING OUR BUSINESS PLANS AND REALIZING ANTICIPATED PROFITS

     If we are unable to refinance our debt or to raise additional capital on acceptable terms, our ability to expand and enhance our network and to implement our other business plans would be impaired. As of September 30, 2000, we had approximately $4.5 billion of long-term debt, approximately $2.0 billion of stockholders' equity and a ratio of debt to equity of approximately 2.25 to
1.00. Our ability to make interest and principal payments on our debt and borrow additional funds on favorable terms depends on the future performance of our business. If we do not have enough cash flow in the future to make interest or principal payments on our debt, we may be required to refinance all or a part of our debt or to raise additional capital. We cannot assure you that we will be able to refinance our debt or raise additional capital on terms acceptable to us.

  RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS LIMIT OUR ABILITY TO CONDUCT OUR BUSINESS AND COULD PREVENT US FROM OBTAINING FUNDS WHEN WE NEED THEM IN THE FUTURE

     Our debt and financing arrangements contain a number of significant limitations that restrict our ability to, among other things:

     - borrow additional money or issue guarantees

     - pay dividends or other distributions to our stockholders

     - make capital expenditures and investments

     - create liens on our assets

     - sell assets

     - enter into sale-leaseback transactions

     - enter into transactions with affiliates

     - engage in mergers or consolidations

     - materially change our lines of business

     In addition, our credit facility currently requires us to maintain specified financial ratios, as defined therein, including a ratio of total debt, net of excess cash, to contributed capital of not more than 0.65 to 1.00. Although our credit facility provides for a total commitment of $1.05 billion, based on our ratio of net debt to contributed capital as of September 30, 2000, we could not utilize the full amount of the revolving portion of our credit facility without issuing additional equity, amending our credit facility or paying down some of our other debt. These restrictions may limit our ability to obtain future financing, fund needed capital expenditures or withstand a future downturn in our business or the economy.

  IF WE ARE UNABLE TO COMPLY WITH THE RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS, THERE WOULD BE A DEFAULT UNDER THE TERMS OF THESE AGREEMENTS, WHICH COULD RESULT IN AN ACCELERATION OF PAYMENT OF FUNDS THAT WE HAVE BORROWED

     If we are unable to comply with the restrictions and covenants in our debt agreements, there would be a default under the terms of our agreements. Some of our debt agreements also require us, and certain of our subsidiaries, to maintain specified financial ratios and satisfy financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control. As a result, we cannot assure you that we will be able to meet such tests. In the event of a default under these agreements, our lenders could terminate their commitments to lend to us or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, we cannot assure you that we would be able to make the necessary payments to the lenders or that we would be able to find alternative financing. Even if we could obtain alternative financing, we cannot assure you that it would be on terms that are acceptable to us.

  WE MUST ATTRACT AND RETAIN QUALIFIED EMPLOYEES TO ENSURE OUR GROWTH AND
  SUCCESS

     We believe that our growth and future success will depend in large part on our ability to attract and retain highly skilled and qualified personnel. Any inability of ours in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our business and our customers' communications infrastructures. Some of the problems experienced by our solutions unit in 1998 and 1999 were due to high turnover of managerial, technical and sales personnel, as well as insufficient management resources to run our solutions unit. The competition for qualified personnel in the communications industry is intense.

  WE MAY BE UNABLE TO SUCCESSFULLY IDENTIFY, MANAGE AND ASSIMILATE FUTURE ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

     We are continually evaluating potential investments and strategic opportunities to expand our network, enhance our connectivity and add traffic to our network. In the future, we may seek additional investments, strategic alliances or similar arrangements, which may expose us to risks such as:

     - the difficulty of identifying appropriate investments, strategic allies or opportunities

     - the possibility that our senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements

     - the possibility that we may not be able to finalize definitive agreements

     - potential regulatory issues applicable to telecommunications businesses

     - the loss or reduction in value of our capital investment

     - the inability of management to capitalize on the opportunities presented by these arrangements

     - the possibility of insolvency of a strategic ally

     - the possibility of restrictions on our ability to make some acquisitions and dispositions in the event that Williams completes a tax-free spin-off of our company

We cannot assure you that we would successfully overcome these risks or any other problems encountered with these investments, strategic alliances or similar arrangements.

  OUR BUSINESS IS SUBJECT TO REGULATION THAT COULD CHANGE IN AN ADVERSE MANNER

     The communications business is subject to federal, state, local and foreign regulation. Regulation of the telecommunications industry is changing rapidly, with ongoing effects on our opportunities, competition and other aspects of our business. Future regulatory, judicial or legislative activities could have a material adverse effect on us. Our failure to obtain required approvals in time to deliver our services to customers could also have a material adverse effect on us. The regulatory environment varies substantially from state to state and from country to country. Generally, we must obtain and maintain certificates of authority from regulatory bodies in most states where we offer intrastate services or, in some cases, in order to use eminent domain powers to obtain rights of way. We must obtain prior regulatory approval of the services, equipment and pricing for our intrastate services in most of these jurisdictions. We also must obtain prior approval from the Federal Communications Commission for cable landings and some other facilities and services to be provided. Similarly, to provide services or operate infrastructure in many countries, we must obtain prior approval. Foreign regulations may affect our ability to originate or terminate services in a country, our ownership interest in a carrier, and the facilities ownership, services, rates, costs, interconnection arrangements, and other conditions for a carrier operating in that country. In addition, some of our alliance partners are subject to extensive regulation, which could adversely affect the expected benefits of our arrangements with them by preventing us or them from selling each other's products and services as planned. For example, while the terms of our agreements with SBC are intended to comply with restrictions on SBC's provision of long distance services, various aspects of these arrangements have not been tested under the Telecommunications Act.

  FAILURE TO DEVELOP THE "WILLIAMS COMMUNICATIONS" BRAND COULD ADVERSELY AFFECT OUR BUSINESS

     We believe that brand recognition is very important in the communications industry. If the "Williams Communications" brand awareness does not increase or is weakened, it could decrease the attractiveness of our company's product and service offerings to potential customers, which could result in decreased revenues. We have licensed the use of the Williams trademark from Williams for so long as Williams owns at least 50% of our outstanding capital stock. The loss of this license would require us to establish a new brand and build new brand recognition.

RISKS RELATING TO OUR RELATIONSHIP WITH WILLIAMS

  WILLIAMS' PROPOSAL TO SEPARATE OUR COMMUNICATIONS BUSINESS FROM ITS ENERGY BUSINESS COULD RESULT IN A CHANGE OF CONTROL THAT COULD HAVE AN ADVERSE EFFECT ON US

     On July 24, 2000, Williams announced that its board of directors had authorized its management to pursue a course of action that, if successful, would lead to a complete separation of our business from Williams' energy business. On November 16, 2000, Williams announced that its board of directors had authorized its management to continue to pursue a tax-free spin-off of our business to Williams' shareholders. Williams further announced that, assuming market conditions and other factors continue to support this action, its board of directors expects to vote during the first part of 2001 to set a record date and establish the ratio of shares of our stock to be distributed and to direct the distribution of our shares.

     An event of default under our credit facility will occur if Williams holds less than 75% of the voting power of our outstanding voting stock or less than 65% of our issued and outstanding capital stock. Accordingly, we likely will be required to seek the consent of our lenders under our credit facility before Williams' completes the separation of our business from its energy business. We may not be able to obtain this consent, which would result in an event of default. An event of default resulting in the acceleration of amounts outstanding under the credit facility would also constitute an event of default under the Williams note and the indentures governing the senior redeemable notes that we issued in October 1999 and August 2000. Any of these events of default could result in acceleration of our debt.

     In addition, our strategic alliance agreements with SBC and Telefonos de Mexico are subject to termination upon a change of control of our company. If we are unable to obtain the consents of SBC and Telefonos de Mexico if Williams completes the separation of our business from its energy business in a manner that results in a change of control under the terms of the respective alliance agreements, SBC and Telefonos de Mexico may terminate these agreements. Furthermore, SBC, Telefonos de Mexico and Intel have agreed not to sell their shares of our Class A common stock to anyone except their respective affiliates for a specified period of time. These restrictions will lapse upon a change of control of our company. Also upon a change of control of our company, Nortel may require us to buy its 30% ownership interest in Solutions LLC.

     Upon Williams' distribution of its shares of our Class B common stock, a third party could acquire a significant interest in our stock. We cannot assure you that a third party with control or influence over us would take actions in the best interests of our other stockholders. In addition, a change of control may occur under the preferred stock offered hereby and our senior redeemable notes if any other person or group acquires 35% or more of the voting power of our stock and the rating of the senior redeemable notes declines. Upon such occurrence, we will be required to make an offer to purchase the preferred stock at a cash price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, including special dividends, if any, and all of our existing notes at a cash price equal to 101% of the principal amount plus accrued and unpaid interest. We cannot assure you that we will have adequate financial resources to purchase the preferred stock and the senior redeemable notes in the event of a change of control, particularly if we have to refinance other indebtedness. If we are unable to complete the repurchases of the tendered notes upon a change of control, our failure to do so would constitute an event of default under the indenture for such notes. This and other events of default can cause acceleration of our other debt.

  A TAX-FREE SPIN-OFF OF OUR COMPANY BY WILLIAMS COULD RESTRICT OUR ABILITY TO UNDERTAKE CERTAIN TRANSACTIONS

     On August 8, 2000, Williams announced that the IRS had issued a favorable ruling on a proposed tax-free distribution of our Class B common stock to Williams' stockholders. In order to preserve the benefit of the favorable IRS ruling regarding Williams' spin-off of our company, we may be restricted in our ability to undertake some transactions following a spin-off, including a disposition of a material portion of our assets outside the ordinary course of business; a merger or liquidation; some issuances of our capital stock; and, acquisitions or strategic combinations that would, individually or in the aggregate, result in a significant change in our ownership.

  POTENTIAL FOR CONTINGENT TAX LIABILITY RELATED TO A SPIN-OFF OF OUR COMPANY BY WILLIAMS

     If we are spun-off by Williams, we may agree not to take any action that would cause the spin-off to be taxable to Williams under Section 355 of the Internal Revenue Code of 1986, as amended. We may also agree to indemnify Williams for any liability suffered by it if we were to take any such action. For example, a spin-off could be taxable to Williams if one or more persons, acting independently or in concert, acquire 50% or more of our stock within the two years before or after such a spin-off. If the spin-off were taxable to Williams and we agreed to indemnify Williams, our payment to Williams under such an indemnity agreement would have a material adverse effect on our financial condition.

  WILLIAMS CURRENTLY HAS SIGNIFICANT CONTROL OVER OUR COMPANY, WHICH COULD ADVERSELY AFFECT YOU

     Williams currently holds 100% of our Class B common stock and approximately 98% of the voting power of our company. As a result, Williams is in a position to cause our company to take actions that benefit only Williams. As long as Williams continues to beneficially own shares of capital stock representing more than 50% of the combined voting power of our outstanding capital stock, Williams will be able to exercise a controlling influence over our company, including:

     - composition of our board of directors and, through it, the direction and policies of our company, including the appointment and removal of officers

     - mergers or other business combinations involving our company

     - acquisition or disposition of assets by our company

     - future issuances of Class A common stock or other securities of our company

     - incurrence of additional debt by our company

     - amendments, waivers and modifications of the agreements between us and Williams

     - payment of dividends on our Class A common stock

     - treatment of items in our tax returns that are consolidated or combined with Williams' tax returns

  CONFLICTS OF INTEREST MAY ARISE BETWEEN US AND WILLIAMS THAT COULD BE RESOLVED IN A MANNER UNFAVORABLE TO OUR COMPANY

     Conflicts of interest could arise relating to the nature, quality and pricing of services or products provided by us to Williams or by Williams to us, any payment of dividends by us to Williams, any prepayment of the borrowings by us from Williams and general issues relating to maintaining or increasing our profitability. In addition, one of our directors is both a senior officer and director, and six of our directors are also senior officers, of Williams, and some of these individuals and a number of our executive officers own substantial amounts of Williams stock and options for shares of Williams stock. There could be conflicts of interest when these directors and officers are faced with decisions that could have different implications for our company and Williams.

     Our directors who are also directors or executive officers of Williams will have obligations to both companies and may have conflicts of interest with respect to matters potentially or actually involving or affecting us, such as acquisitions, financings and other corporate opportunities that may be suitable for both us and Williams. As a result, it is possible that these directors and executive officers could place the interests of Williams ahead of our interests when the two are incompatible. Our restated certificate of incorporation contains provisions designed to facilitate resolution of these potential conflicts which we believe will assist the directors of our company in fulfilling their fiduciary duties to our stockholders. Although these provisions are designed to resolve conflicts between us and Williams fairly, we cannot assure you that this will occur.

  WE RELY ON WILLIAMS FOR ADMINISTRATIVE SERVICES, WHICH WILLIAMS COULD CEASE TO PROVIDE TO US AT ANY TIME; WE MAY BE UNABLE TO REPLACE THESE SERVICES IN A TIMELY MANNER OR ON ACCEPTABLE TERMS

     Prior to our initial public offering, we had never operated as a stand-alone company and had relied on Williams for administrative and other services. We continue to rely on Williams for these services pursuant to the terms of an administrative services agreement. We cannot assure you, however, that these services will continue to be sustained at the same level or that we will obtain the same benefits. We also lease and sub-lease office and manufacturing facilities from Williams. We cannot assure you that, after the expiration of these arrangements, we will be able to replace the administrative services or enter into appropriate leases in a timely manner or on terms and conditions, including cost, as favorable as those we receive from Williams. These agreements were made in the context of a parent-subsidiary relationship. The prices charged to us under these agreements may be higher or lower than the prices that may be charged by unaffiliated third parties for similar services.

  WILLIAMS MAY NOT PROVIDE ADDITIONAL CAPITAL OR CREDIT SUPPORT TO US, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO MAKE FUTURE BORROWINGS

     A significant portion of our capital needs prior to our initial public offering were funded through borrowings or capital contributions from Williams or through external financings guaranteed by Williams. Williams may not provide us with additional funding or credit support. Without Williams' funding and credit support, we may have less borrowing capacity and funds may only be available to us on less favorable terms.

RISKS RELATING TO OUR PREFERRED STOCK

  THE PREFERRED STOCK RANKS JUNIOR TO ALL OF OUR AND OUR SUBSIDIARIES'
  LIABILITIES

     In the event of our bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the preferred stock only after all our indebtedness and other liabilities, including our existing senior redeemable notes, and any series of preferred stock that rank senior to the preferred stock offered hereby, have been paid. There may not be sufficient assets remaining to pay amounts due on any or all of the preferred stock then outstanding. In addition, the preferred stock effectively ranks junior to all existing and future liabilities of our subsidiaries. The rights of holders of preferred stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors. As of September 30, 2000, we and our subsidiaries had approximately $6.5 billion of outstanding liabilities. We and our subsidiaries may incur substantial amounts of additional debt that will rank senior to the preferred stock.

  WE DEPEND ON OUR SUBSIDIARIES TO PROVIDE US WITH FUNDS TO MEET OUR OBLIGATIONS -- IF OUR SUBSIDIARIES ARE UNABLE TO DIVIDEND CASH TO US WHEN WE NEED IT, WE MAY BE UNABLE TO MAKE DIVIDEND PAYMENTS ON, OR REDEEM OR REPURCHASE, THE PREFERRED STOCK IN ACCORDANCE WITH ITS TERMS

     We are a holding company with limited direct operations and few assets other than the stock of our subsidiaries. We are dependent on the cash flows of our subsidiaries to meet our obligations. If our subsidiaries are unable to dividend cash to us when we need it, we may be unable to meet these obligations. Our subsidiaries are separate legal entities that have no obligation to make any funds available to us for payment of amounts to holders of our preferred stock, whether by dividends, loans or other payments. In addition, our subsidiaries will be prohibited from making any payments or advances to us at any time that we are in default under our credit facility. The ability of our subsidiaries to make any payments or advances to us is limited by the laws of the relevant jurisdictions in which our subsidiaries are organized or located. In some cases, prior or subsequent approval of any such payments or advances may be required from applicable regulatory bodies or other governmental entities.

  WE ARE CURRENTLY RESTRICTED FROM PAYING CASH DIVIDENDS AND FROM REDEEMING THE SHARES OF PREFERRED STOCK. WE ALSO COULD BE PREVENTED IN SOME CIRCUMSTANCES FROM PAYING DIVIDENDS IN SHARES OF OUR CLASS A COMMON STOCK

     The terms of our credit facility and our senior redeemable notes restrict our ability to pay cash dividends and to redeem our shares of preferred stock. Even if the terms of our credit facility and our senior redeemable notes allow us to pay cash dividends and to redeem our shares of preferred stock, we can make those payments only from our "surplus," that is the excess of our total assets over the sum of our liabilities plus the par value of our outstanding capital stock and any share premium attributable to our outstanding capital stock. In addition, we can make cash dividends only if we would, after paying those dividends, be able to pay our liabilities as they become due. We cannot assure you that we will have any surplus. The same test applies before we can pay dividends in shares of our Class A common stock.

  OUR ABILITY TO ISSUE PREFERRED STOCK IN THE FUTURE COULD ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF PREFERRED STOCK AND OUR CLASS A COMMON STOCK

     We are authorized to issue additional preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. In some instances, a series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights that will rank senior to the preferred stock, and in all instances, senior to our Class A common stock. The future issuance of preferred stock could effectively diminish or supersede the dividend and liquidation preferences of the preferred stock and adversely affect our Class A common stock.

  WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE PREFERRED STOCK

     There is currently no public market for the preferred stock. In addition, the liquidity of any trading market in the preferred stock, and the market price quoted for shares of preferred stock, may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects or in the prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the preferred stock or, if one develops, that the shares of preferred stock will trade at prices higher than the offering price. We have not applied and do not intend to apply for the listing of the preferred stock on any securities exchange.

  WE MAY NOT HAVE SUFFICIENT FUNDS TO PURCHASE ANY SHARES OF PREFERRED STOCK UPON A CHANGE OF CONTROL

     If we become subject to a change of control, subject to limited exceptions, each holder of shares of preferred stock will have the right to require us to purchase all or any part of that holder's shares of preferred stock at a purchase price equal to 100% of the liquidation preference of those shares, plus all accumulated and unpaid dividends, including special dividends, if any, on those shares to the date of purchase. We will have the option to pay for those shares either solely in cash or solely in shares of our Class A common stock valued at 95% of the average closing sale price of our Class A common stock for the five trading days before and including the third trading day before the repurchase date. Holders of our preferred stock will not have this put right if our Class A common stock trades at or above 105% of the conversion price after the change of control or if holders of our preferred stock receive specified securities as a result of the change of control.

     This right of holders is subject to our obligations to (a) repay our debt obligations in full under our credit facility and (b) offer to purchase all of our senior redeemable notes in connection with a change of control. In addition, this right of holders is subject to the repurchase or repayment of any future indebtedness or preferred stock which we are required to repurchase or repay in connection with a change of control. We may not have access to sufficient cash to purchase shares of preferred stock tendered to us upon a change of control.

  YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IF YOU CONVERT YOUR SHARES OF PREFERRED STOCK INTO SHARES OF CLASS A COMMON STOCK, BECAUSE THE PER SHARE CONVERSION PRICE OF YOUR SHARES OF PREFERRED STOCK IS SUBSTANTIALLY HIGHER THAN THE NET TANGIBLE BOOK VALUE PER SHARE OF OUR CLASS A COMMON STOCK

     If you convert your shares of preferred stock into shares of Class A common stock, you will experience immediate and substantial dilution because the per share conversion price of your shares of preferred stock is substantially higher than the net tangible book value per share of the outstanding Class A common stock as of September 30, 2000. In addition, you will also experience dilution when we issue additional shares of Class A common stock that we are permitted or required to issue under options, warrants or our stock option plan. As of September 30, 2000, we have reserved for issuance 18,046,933 shares that are issuable upon the exercise of stock options at a weighted average exercise price of $32.77 per share, of which options covering 4,754,191 shares were exercisable. In addition, as of September 30, 2000, 673,898 deferred shares had been awarded.

RISKS RELATING TO OUR CLASS A COMMON STOCK

  WE DO NOT PLAN ON PAYING DIVIDENDS ON OUR CLASS A COMMON STOCK IN THE FORESEEABLE FUTURE AND, AS A RESULT, IF YOU CONVERT YOUR PREFERRED SHARES, YOU WILL NEED TO SELL SHARES TO REALIZE A RETURN ON YOUR INVESTMENT

     We do not anticipate paying cash dividends on our Class A common stock in the foreseeable future. Our ability to pay dividends is limited by some of our debt instruments. Consequently, if you convert your preferred shares, you will need to sell shares of our Class A common stock to realize a return on your investment, if any.

  THE POSSIBLE VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS

     The market price of our Class A common stock could be subject to significant fluctuations due to a variety of factors, including actual or anticipated fluctuations in our operating results and financial performance, announcements of technological innovations by our existing or future competitors or changes in financial estimates by securities analysts.

     Historically, the market prices for securities of emerging companies in the communications industry have been highly volatile. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our Class A common stock. Furthermore, following periods of volatility in the market price of a company's securities, stockholders of such a company have often instituted securities class action litigation against the company. Any such litigation against our company could result in substantial costs and a diversion of management's attention and resources, which could adversely affect the conduct of our business.

  SHARES OF OUR CLASS A COMMON STOCK ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING MAY ADVERSELY AFFECT OUR STOCK PRICE

     The market price of our Class A common stock could drop in response to possible sales of a large number of shares of Class A common stock in the market or to the perception that such sales could occur. As a result, we may be unable to raise additional capital through the sale of equity at prices acceptable to us.

     We have entered into agreements with SBC, Intel and Telefonos de Mexico which provide these three companies with registration rights which enable them to require us to register shares of our Class A common stock they own after a period of time. If these companies exercise their registration rights, the additional shares that become eligible for public sale as a consequence could affect the price at which our shares trade.

  IF SHARES OF OUR CLASS B COMMON STOCK BECOME ELIGIBLE FOR PUBLIC SALE, THE MARKET PRICE OF OUR CLASS A COMMON STOCK COULD BE ADVERSELY AFFECTED

     Williams has announced its intention to separate our business from its energy business, which could take the form of a tax-free distribution of its shares of our Class B common stock to its stockholders. If Williams completes the distribution in this manner, we expect that we will list our Class B common stock on the New York Stock Exchange. We cannot predict the effect, if any, that sales of shares of our Class B common stock, or the availability of these shares for future sale, will have on the market price of our Class A common stock.

  MARKET PRICES FOR OUR CLASS A COMMON STOCK MAY VARY FROM MARKET PRICES FOR OUR CLASS B COMMON STOCK

     Although our Class B common stock has substantially identical rights to our Class A common stock, other than the disproportionate voting rights of our Class B common stock, it is possible that market prices for our Class B common stock may not be the same as our Class A common stock.

  ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BY-LAWS COULD DELAY A TAKEOVER OR CHANGE IN CONTROL OF OUR COMPANY

     Our restated certificate of incorporation and by-laws include provisions that could delay, deter or prevent a future takeover or change in control of our company. These provisions include the disproportionate voting rights of the Class B common stock (relative to the Class A common stock) to elect a majority of the members of our board of directors and the authorization of our board to issue, without stockholder approval, one or more series of preferred stock. In addition, our directors are organized into multiple classes and the members of only one class are elected each year. These provisions and our stockholder rights plan may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of our company, even though such a change in ownership would be economically beneficial to our company and our stockholders.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include but are not limited to:

     - our expectations and estimates as to completion dates, construction costs and subsequent maintenance, expansion and enhancement of our network

     - our ability to implement successfully our operating strategy and attract sufficient traffic on our network

     - our ability to provision, install and deliver services

     - our future financial performance, including growth in net sales and earnings

     - our continuing relationship with Williams, SBC, Intel, Telefonos de Mexico and other companies with which we have entered strategic alliances.

     In addition to factors that may be described in this prospectus, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements we make:

     - the effects of and changes in political and/or economic conditions, including inflation, interest rates and monetary conditions, and in communications, trade, monetary, fiscal and tax policies in the United States and in foreign markets, including Argentina, Australia, Brazil, Canada, Chile, China, Japan and Mexico

     - changes in external competitive market factors or in our internal budgeting process which might affect our results of operations

     - competition from other communications companies

     - changes in the technological, regulatory or business environment applicable to us or the communications industry generally

     - changes in the prices of equipment, supplies, rights of way or construction expenses necessary to complete, expand and enhance our network

     You should carefully review our consolidated financial statements and related notes incorporated by reference in this prospectus, as well as the risk factors described in any supplement to this prospectus, before deciding to invest in our securities.

     Statements that use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

     The following table presents our consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements and deficiency of earnings to cover combined fixed charges and preferred stock dividend requirements for the periods shown.

                          NINE MONTHS ENDED                 YEAR ENDED DECEMBER 31,
                            SEPTEMBER 30,     ---------------------------------------------------
                                2000            1999        1998        1997      1996      1995
                          -----------------   ---------   ---------   --------   -------   ------
                                               (IN THOUSANDS, EXCEPT RATIO)
Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividend
  requirements..........             --              --          --         --        --    1.43x
Deficiency of earnings
  to cover combined
  fixed charges and
  preferred stock
  dividend
  requirements..........      $(293,943)      $(402,053)  $(209,745)  $(19,897)  $(1,545)  $   --

                                USE OF PROCEEDS

     We will not receive any of the proceeds from sales of the preferred stock by the selling stockholders or from issuances and sales of our Class A common stock upon conversion of the preferred stock. The preferred stock is being sold by the holders listed in the table under "Selling Stockholders." Any Class A common stock issued by us to the transfer agent for the preferred stock will be resold by the transfer agent for cash to pay dividends on the preferred stock.

                       DESCRIPTION OF THE PREFERRED STOCK

     The following section describes all the material terms of the preferred stock, but does not purport to be complete and is subject to and qualified in its entirety by reference to the certificate of designations relating to the preferred stock. You may obtain a copy of the certificate of designations by contacting us at our principal executive offices.

GENERAL

     We have issued 5,000,000 shares of our 6.75% redeemable cumulative convertible preferred stock, $0.01 par value per share and $50.00 liquidation preference per share. The shares of preferred stock have been validly issued and fully paid and are nonassessable.

     The holders of the shares of preferred stock have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or any other of our securities.

RANKING

     The preferred stock ranks, with respect to dividend rights and rights upon liquidation, winding up and dissolution:

     - junior to all our existing and future debt obligations;

     - junior to "senior stock," which is each other class or series of our capital stock other than (a) our Class A common stock, our Class B common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the preferred stock and (b) any other class or series of our capital stock the terms of which provide that such class or series will rank on a parity with the preferred stock;

     - on a parity with "parity stock," which is any other class or series of our capital stock that has terms which provide that such class or series will rank on a parity with the preferred stock;

     - senior to "junior stock," which is our Class A common stock, our Class B common stock and each class or series of our capital stock that has terms which provide that such class or series will rank junior to the preferred stock.

     The terms "senior stock," "parity stock" and "junior stock" include warrants, rights, calls or options exercisable for or convertible into that type of stock.

DIVIDENDS

     The holders of the shares of preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends per share at the annual rate of 6.75% of the $50.00 liquidation preference per share of preferred stock. The dividend rate is equivalent to $3.375 per share annually. The right of the holders of the shares of preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock.

     Dividends are payable on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2001. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day. Dividends accumulate from the most recent date as to which dividends will have been paid or, if no dividends have been paid, from the date of the original issuance of the shares of preferred stock. Dividends are payable to holders of record as they appear in our stock records at the close of business on January 1, April 1, July 1 and October 1 of each year or on a record date which may fixed by our board of directors and which will be not more than 60 days and not less than 10 days before the applicable quarterly dividend payment date. Dividends are cumulative from each quarterly dividend payment date, whether or not we have funds legally available for the payment of those dividends. Accumulations of dividends on shares of preferred stock do not bear interest. Dividends payable on the shares of preferred stock for any period shorter than a full quarterly period are computed on the basis of a 360-day year consisting of twelve 30-day months.

     Dividends on the shares of preferred stock, including special dividends, if any, are payable in cash. The terms of our credit facility and senior redeemable notes currently restrict our ability to pay cash dividends. We have the option, however, to pay all or any part of a dividend by delivering shares of our Class A common stock to the transfer agent to be resold for cash. In this case, we must deliver to the transfer agent a number of shares of our Class A common stock which, when resold by the transfer agent, will result in net cash proceeds sufficient to pay the applicable dividend in cash to the holders of the shares of preferred stock. All shares of Class A common stock that we may deliver to the transfer agent as provided in this paragraph for the payment of dividends will be registered under the Securities Act.

     We may not (1) declare or pay any dividend on, or (2) set apart any sum for the payment of dividends on, any outstanding shares of preferred stock with respect to any dividend period unless we have declared and paid or have declared and set apart a sufficient sum for the payment of all dividends on all outstanding shares of preferred stock for all preceding dividend periods.

     We may not (1) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock or (2) redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, unless we have paid or set apart funds for the payment of all accumulated and unpaid dividends, including special dividends, if any, with respect to the shares of this issue of preferred stock and any parity stock at the time those dividends are payable. As an exception to clause (1) of this paragraph, we may (a) declare and pay dividends on junior stock or parity stock which are payable solely in shares of parity stock or junior stock, in the case of parity stock, or junior stock, in the case of junior stock, or by the increase in the liquidation value of junior stock or parity stock and (b) redeem, purchase or otherwise acquire junior stock or parity stock in exchange for consideration consisting of parity stock or junior stock, in the case of parity stock, or junior stock, in the case of junior stock.

REDEMPTION

  OPTIONAL REDEMPTION

     We may not redeem any shares of preferred stock before October 15, 2005. After that date, we will have the option to redeem for cash any or all shares of preferred stock, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice sent by first class mail to each holder's registered address, at the following redemption prices, expressed as a percentage of the liquidation preference per share, plus accumulated and unpaid dividends, including special dividends, if any, to the date of redemption, beginning on October 15, of each of the following years:

                                                            REDEMPTION
PERIOD                                                        PRICE
------                                                      ----------
2005.....................................................     103.38%
2006.....................................................     102.70%
2007.....................................................     102.03%
2008.....................................................     101.35%
2009.....................................................     100.68%
2010 and thereafter......................................     100.00%

 PROVISIONS RELATING TO THE OPTIONAL REDEMPTION

     In the case of any partial redemption, we will select the shares of preferred stock to be redeemed on a pro rata basis, by lot or any other method that we, in our discretion, deem fair and appropriate. However, we may redeem all the shares held by holders of fewer than 100 shares or who would hold fewer than 100 shares as a result of the redemption.

     If the redemption date falls after a dividend payment record date and before the related dividend payment date, the holders of the shares of preferred stock at the close of business on that dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date.

     Under the current terms of our credit facility, we are not permitted to redeem shares of preferred stock while the facility is outstanding. In addition, the terms of our senior redeemable notes restrict our ability to effect any such redemption.

  MANDATORY REDEMPTION

     On October 15, 2012, we will be obligated to redeem all outstanding shares of preferred stock for cash, upon not less than 30 nor more than 60 days' prior notice sent by first class mail to each holder's registered address, at 100% of the liquidation preference per share, plus accumulated and unpaid dividends, including special dividends, if any, to the date of redemption.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, each holder of shares of preferred stock will be entitled to payment out of our assets available for distribution of an amount equal to the then effective liquidation preference per share of preferred stock held by that holder, plus all accumulated and unpaid dividends, including special dividends, if any, on those shares to date of that liquidation, dissolution or winding up, before any distribution is made on any junior stock, including our Class A common stock, but after any distributions on our senior stock. After payment in full of the liquidation preference and all accumulated and unpaid dividends, including special dividends, if any, to which holders of shares of preferred stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to shares of preferred stock and all other parity stock are not paid in full, the holders of shares of preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and all accumulated and unpaid dividends, including special dividends, if any, to which each such holder is entitled.

     Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into our company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our company.

     We are not required to set aside any funds to protect the liquidation preference of the shares of preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of the preferred stock.

VOTING RIGHTS

     Each holder of preferred stock:

          (1) is entitled to vote with the holders of the Class A common stock on all matters submitted for a vote of holders of Class A common stock;

          (2) is entitled to a number of votes equal to that number of shares of our Class A common stock into which such holder's shares of preferred stock are convertible on the record date for any such vote; and

          (3) is entitled to notice of any stockholders' meeting in accordance with our restated certificate of incorporation and bylaws.

     Holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share, in each case, on all matters submitted for a vote of holders of Class A common stock.

     The holders of the preferred stock have additional rights as follows:

          (1) The affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock, voting as a single class with holders of shares of all other classes and series of preferred stock affected in the same way, in person or by proxy, at a special or annual meeting called for that purpose, or by written consent in lieu of meeting, is required to amend, alter, repeal or change, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of our restated certificate of incorporation or by-laws or the certificate of designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the preferred stock and any of those securities affected in the same way; provided that any such amendment or alteration that changes the dividend payable on, or the liquidation preference of, the preferred stock requires the affirmative vote at a meeting of holders of preferred stock duly called for such purpose, or the written consent, of the holder of each share of preferred stock.

          (2) If at any time the equivalent of six quarterly dividends payable on the shares of preferred stock are accumulated and unpaid, whether or not consecutive and whether or not declared, the holders of all outstanding shares of preferred stock and any parity stock or senior stock having similar voting rights then exercisable, voting separately as a single class without regard to class or series, are entitled to elect at the next annual meeting of our stockholders two directors to serve until all dividends accumulated and unpaid on any of those voting shares have been paid or declared and funds set aside to provide for payment in full.

     The creation, authorization or issuance of any other class or series of our capital stock or the increase or decrease in the amount of authorized capital stock of any of those classes or series or of the preferred stock, or any increase, decrease or change in the par value of any class or series of capital stock, including the preferred stock, does not require the consent of the holders of the preferred stock and is not deemed to affect adversely, alter or change the powers, preferences and special rights of the shares of preferred stock.

CONVERSION RIGHTS

     Each share of preferred stock is convertible at any time and from time to time, at the option of the holder, into fully paid and nonassessable shares of our Class A common stock. The number of shares of Class A common stock deliverable upon conversion of a share of preferred stock, adjusted as provided under "-- Adjustments to the Conversion Price," commonly referred to as the "conversion ratio," initially is 1.7610, based on the initial conversion price of $28.39.

     A holder of shares of preferred stock may convert any or all of those shares by surrendering to us at our principal office or at the office of the transfer agent, as may be designated by our board of directors, the certificate or certificates for those shares of preferred stock accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions of this section and specifying the name or names in which the holder wishes the certificate or certificates for shares of Class A common stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of Class A common stock in that name or those names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Class A common stock upon conversion of shares of preferred stock. As promptly as practicable after the surrender of that certificate or those certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and nonassessable full shares of our Class A common stock to which the holder of shares of preferred stock being converted is entitled and (b) if less than the full number of shares of preferred stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of preferred stock to be converted so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of Class A common stock and accumulated and unpaid dividends, including special dividends, if any, with respect to the shares of preferred stock being converted, in each case in accordance herewith, and the person entitled to receive the shares of Class A common stock will be treated for all purposes as having become the record holder of those shares of Class A common stock at that time.

     Holders of shares of preferred stock at the close of business on a dividend payment record date are entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following the dividend payment record date and prior to such dividend payment date. However, shares of preferred stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. Notwithstanding the foregoing, if shares of preferred stock are converted during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date, and we have called such shares of preferred stock for redemption or we have given a notice to the holders of such shares of preferred stock that we will cause the conversion rights of such shares to terminate, the holder who tenders such shares for conversion will receive the dividend payable on such dividend payment date and need not include payment of the amount of such dividend upon surrender of shares of preferred stock for conversion. A holder of shares of preferred stock on a dividend payment record date who converts such shares into shares of Class A common stock on the corresponding dividend payment date will receive the dividend payable on such shares of preferred stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of preferred stock for conversion. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of preferred stock or the dividends on the shares of Class A common stock issued upon such conversion.

     In case any shares of preferred stock are to be redeemed, the right to convert those shares of preferred stock will terminate at the close of business on the business day immediately preceding the date fixed for redemption unless we default in the payment of the redemption price of those shares.

     No fractional shares of Class A common stock will be issued upon conversion; in lieu thereof, we will round the applicable number of shares up or down to the nearest whole number of shares. If more than one share of preferred stock is surrendered for conversion by the same holder at the same time, the number of full shares of Class A common stock issuable on conversion of those shares will be computed on the basis of the total number of shares of preferred stock surrendered for conversion.

     We will at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of preferred stock a number of our authorized but unissued shares of Class A common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of preferred stock. Before the delivery of any securities which we will be obligated to deliver upon conversion of the preferred stock, we will comply with all applicable federal and state laws and regulations which require action to be taken by us. All shares of Class A common stock delivered upon conversion of the preferred stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

ADJUSTMENTS TO THE CONVERSION PRICE

     The conversion price is subject to adjustment from time to time as follows:

     (1) Stock splits and combinations. In case we, at any time or from time to time after the issuance date of the shares of preferred stock (a) subdivide or split the outstanding shares of our Class A common stock, (b) combine or reclassify the outstanding shares of our Class A common stock into a smaller number of shares or (c) issue by reclassification of the shares of our Class A common stock any shares of our capital stock, then the conversion price in effect immediately prior to that event or the record date for that event, whichever is earlier, will be adjusted so that the holder of any shares of preferred stock thereafter surrendered for conversion will be entitled to receive the number of shares of our Class A common stock or of our other securities which the holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had those shares of preferred stock been surrendered for conversion immediately before the occurrence of that event or the record date for that event, whichever is earlier.

     (2) Stock dividends in Class A common stock. In case we, at any time or from time to time after the issuance date of the shares of preferred stock, pay a dividend or make a distribution in shares of our Class A common stock on any class of our capital stock other than dividends or distributions of shares of Class A common stock or other securities for which adjustments are provided in paragraph (1) above, and the total number of shares constituting the dividend or distribution exceeds 25% of the total number of shares of Class A common stock outstanding at the close of business on the record date fixed for determination of stockholders entitled to receive the dividend or distribution, the conversion price will be adjusted so that the holder of each share of preferred stock will be entitled to receive, upon conversion of that share, the number of shares of our Class A common stock determined by multiplying (a) the conversion price by
(b) a fraction, the numerator of which will be the number of shares of Class A common stock outstanding and the denominator of which will be the sum of that number of shares and the total number of shares of Class A common stock issued in that dividend or distribution. In case the total number of shares constituting that dividend or distribution does not exceed 25% of the total number of shares of Class A common stock outstanding at the close of business on the record date fixed for that dividend or distribution, the shares of Class A common stock will be considered to be issued at the time of the next succeeding dividend or other distribution in which the number of shares of Class A common stock issued, together with the number of shares issued in all previous such dividends and distributions for which no adjustment to the conversion price has been made, exceeds 25% of the total number of shares of Class A common stock outstanding at the close of business on the record date for such dividend or distribution.

     (3) Issuance of rights or warrants. For purposes of this paragraph and paragraph (4) (except in the case of a spin-off), "current market price" of our Class A common stock means the average of the daily closing prices of our Class A common stock for the five consecutive trading days selected by our board of directors beginning not more than 20 trading days before, and ending not later than the date immediately preceding the record date fixed in connection with the applicable event described in this paragraph. In case we issue to all holders of our Class A common stock rights or warrants expiring within 45 days entitling those holders to subscribe for or purchase our Class A common stock at a price per share less than the current market price, the conversion price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive those rights or warrants will be reduced by multiplying the conversion price by a fraction, the numerator of which is the sum of the number of shares of our Class A common stock outstanding at the close of business on that record date and the number of shares of Class A common stock that the aggregate offering price of the total number of shares of our Class A common stock so offered for subscription or purchase would purchase at the current market price and the denominator of which is the sum of the number of shares of Class A common stock outstanding at the close of business on that record date and the number of additional shares of our Class A common stock so offered for subscription or purchase. For purposes of this paragraph (3), the issuance of rights or warrants to subscribe for or purchase securities convertible into shares of our Class A common stock will be deemed to be the issuance of rights or warrants to purchase shares of our Class A common stock into which those securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of those securities and the minimum aggregate amount, if any, payable upon conversion of those securities into shares of our Class A common stock. This adjustment will be made successively whenever any such event occurs.

     (4) Distribution of indebtedness, securities or assets. In case we distribute to all holders of our Class A common stock, whether by dividend or in a merger, amalgamation or consolidation or otherwise, evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets, other than Class A common stock, rights or warrants referred to in paragraph (3) above or a dividend payable exclusively in cash and other than as a result of a fundamental change described in paragraph (5) below, the conversion price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be reduced by multiplying the conversion price by a fraction, the numerator of which is the current market price on that record date less the fair market value (which, except in the case of a spin-off, will be determined by our board of directors, whose determination in good faith will be conclusive) of the portion of those evidences of indebtedness, shares of capital stock, other securities, cash or assets so distributed applicable to one share of Class A common stock, and the denominator of which is the current market price. This adjustment will be made successively whenever any such event occurs.

     In respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours, which we refer to as a "spin-off," the adjustment to the conversion price under this paragraph (4) will occur at the earlier of (a) 20 trading days after the effective date of the spin-off and
(b) the date of the initial public offering of the securities being distributed in the spin-off, if that initial public offering is effected simultaneously with the spin-off. For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.

     In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the "fair market value" of the securities distributed to holders of our Class A common stock means the average of the daily closing prices of those securities for the five consecutive trading days selected by our board of directors beginning on the first day of trading of those securities after the effectiveness of the spin-off and ending not later than 20 trading days after effectiveness of the spin-off. Also, in the event of a spin-off, the "current market price" of our Class A common stock means the average of the daily closing prices of our Class A common stock for the same five consecutive trading days used to determine the fair market value of the securities being distributed in the spin-off.

     If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the "fair market value" of the securities distributed in the spin-off means the initial public offering price, and the "current market price" of our Class A common stock means the closing price of our Class A common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

     (5) Fundamental change. For purposes of this paragraph (5), "fundamental change" means any transaction or event, including any merger, consolidation, combination, recapitalization, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of our Class A common stock are converted into, exchanged for, acquired for or constitute the right to receive stock, other securities, cash, property or assets. If a fundamental change occurs, the holder of each share of preferred stock outstanding immediately before that fundamental change occurred, will have the right upon any subsequent conversion to receive, but only out of legally available funds, to the extent required by applicable law, the kind and amount of stock, other securities, cash, property or assets that holder would have received if that share had been converted immediately prior to the fundamental change.

     (6) Special adjustment for some changes of control. In the event of a fundamental change that constitutes a "change of control," as defined below under the subheading "-- Change of Control," in which (a) our stockholders receive consideration per share of Class A common stock that is greater than the conversion price, without giving effect to the adjustment described below, at the effective time of the change of control, and (b) at least 10% of the total consideration paid to our stockholders consists of cash, cash equivalents, securities or other assets (other than publicly traded securities), which we refer to as

"non-public consideration," upon conversion of shares of preferred stock after the change of control, in addition to the Class A common stock or other securities deliverable upon the conversion of the preferred stock as described under "Conversion Rights" and in paragraphs 1 through 5 above, the holder will receive a number of publicly traded securities of the acquiror determined through the following calculation:

         PV cashflows X (non-public consideration/total consideration)
       ------------------------------------------------------------------
                              Acquiror stock price

where

PV cashflows                = the present value of the aggregate dividend
                              payments that would have been payable on the preferred stock from the date of conversion through October 15, 2005, calculated using a discount rate equal to 3.25% plus the yield to maturity of U.S. Treasury securities having a maturity closest to, but not later than, October 15, 2005

Total consideration         = the total value of the consideration payable to
                              our stockholders at the effective time of the change of control, with the value of any assets or securities other than cash or a publicly traded security being determined in good faith by our board of directors based upon an opinion as to that value obtained from an accounting, appraisal or investment banking firm of international standing

Acquiror stock price        = the price per security of the acquiror's publicly
                              traded securities delivered in connection with the change of control transaction at the effective time of the change of control;

provided, however, that if the consideration received by our stockholders in respect of the change of control consists of at least 75% non-public consideration or if the acquiror's common stock is not publicly traded, then upon conversion of shares of our preferred stock after the change of control, in lieu of issuing additional securities of the acquiror, as set forth above, the holder will be entitled to receive an additional amount in cash calculated as follows:

         PV cashflows X (non-public consideration/total consideration)

     We are not, however, required to give effect to any adjustment in the conversion price unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, has resulted in a change of the conversion price by at least 1%, and when the cumulative net effect of more than one adjustment so determined changes the conversion price by at least 1%, that change in the conversion price will be given effect. In the event that, at any time as a result of the provisions of this section, the holder of shares of preferred stock upon subsequent conversion become entitled to receive any shares of our capital stock other than Class A common stock, the number of those other shares so receivable upon conversion of shares of preferred stock will thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this section.

     There will be no adjustment to the conversion price in case of the issuance of any shares of our stock in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this section.

     In any case in which this section requires that an adjustment as a result of any event is to become effective from and after a record date, we may elect to defer until after the occurrence of that event (a) issuing to the holder of any shares of preferred stock converted after that record date and before the occurrence of that event the additional shares of Class A common stock issuable upon that conversion over and above the shares issuable on the basis of the conversion price in effect immediately before adjustment and (b) paying to that holder any amount in cash in lieu of a fractional share of Class A common stock.

     If we take a record of the holders of our Class A common stock for the purpose of entitling them to receive a dividend or other distribution, and legally abandon our plan to pay or deliver that dividend or distribution, then no adjustment in the number of shares of our Class A common stock issuable upon conversion of shares of preferred stock or in the conversion price then in effect will be required by reason of the taking of that record.

     Our board of directors has the power to resolve any ambiguity or correct any error in this section, and its action in so doing will be final and conclusive.

TERMINATION OF CONVERSION RIGHTS

     On or after October 15, 2005, we may, at our option, upon not less than 30 nor more than 60 days' prior notice sent by first class mail to each holder's registered address, cause the conversion rights of the shares of preferred stock to terminate. We may exercise this option only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the current market price of our Class A common stock exceeds 140% of the conversion price, subject to adjustment in a number of circumstances as provided under "-- Adjustments to the Conversion Price".

CHANGE OF CONTROL

     For purposes of this section, "change of control" of our company, or WCG, means the occurrence of any of the following:

     - if any "person" or "group" (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b) (1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule l3d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of WCG at a time when the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of WCG than such other person or group (for purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such other corporation), or any Permitted Holder files a Schedule 13D or TO (or any successor schedule, form or report under the Exchange Act) in connection with a transaction or event as a result of which (a) such person becomes the "beneficial owner" of additional shares of our Class A common stock and
       (b) our Class A common stock ceases, or immediately upon consummation of or immediately following such transaction or event will cease, to be listed on a U.S. national securities exchange or approved for quotation on the Nasdaq National Market or any similar U.S. system for automated dissemination of quotations of securities prices; or

     - if WCG consolidates or merges with or into any other person, other than a consolidation or merger (a) of WCG with or into Williams or a subsidiary of WCG or Williams or (b) under a transaction in which the outstanding Voting Stock of WCG is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the outstanding Voting Stock of WCG immediately before that transaction, beneficially own, directly or indirectly, more than 35% of the voting stock, measured by voting power rather than number of shares, of the surviving corporation immediately following that transaction; or

     - upon the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of WCG and its subsidiaries considered as a whole (other than a merger or consolidation of WCG or a disposition of such assets as an entirety or virtually as an entirety to one or more Permitted Holders); or

     - if during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of WCG (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of WCG was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of WCG then in office.

     Notwithstanding anything herein to the contrary, any transaction completed to effectuate the separation of our business from Williams' energy business shall not constitute a "change of control".

     If there is a change of control of WCG, each holder of shares of preferred stock will have the right to require us to purchase all or any part of that holder's shares of preferred stock at a purchase price equal to 100% of the liquidation preference of those shares, plus all accumulated and unpaid dividends, including special dividends, if any, on those shares to the date of purchase. Within 30 days following any change of control, we will mail a notice to each holder describing the transaction or transactions that constitute the change of control and offering to purchase that holder's preferred stock on the date specified in that notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed. We will have the option to pay for those shares either solely in cash or solely in shares of our Class A common stock valued at 95% of the average closing sale price of our Class A common stock for the five trading days before and including the third trading day before the repurchase date.

     Holders of our preferred stock will not have the foregoing put right if:

     - the daily market price per share of our Class A common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement thereof (in the case of a change of control under the first bullet above) or the period of 10 consecutive trading days ending immediately before the change of control (in the case of a change of control under the second, third and fourth bullets above) shall equal or exceed 105% of the conversion price of the preferred stock in effect on the date of the change of control or the public announcement thereof, as applicable, or

     - at least 90% of the consideration in the change of control transaction consists of shares of capital stock traded on a U.S. national securities exchange or quoted on the NASDAQ National Market, and as a result of the transaction, the preferred stock becomes convertible solely into this capital stock.

     For purposes of the above paragraphs:

     "Capital Stock" of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     "Permitted Holder" means:

     - The Williams Companies, Inc. and any of its subsidiaries,

     - any corporation, the outstanding voting power of the Capital Stock of which is beneficially owned, directly or indirectly, by the stockholders of WCG in substantially the same proportions as their ownership of the voting power of the Capital Stock of WCG,

     - any underwriter during the period engaged in a firm commitment underwriting on behalf of WCG with respect to the shares of Capital Stock being underwritten, or

     - WCG or any subsidiary of WCG.

     "Voting Stock" of any person means Capital Stock of such person which ordinarily has voting power for the election of directors, or persons performing similar functions, of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

     We intend to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of preferred stock as a result of a change of control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this section, we will comply with the applicable securities laws and regulations and will be deemed not to have breached our obligations under this section.

     In some changes of control, holders of the preferred stock who elect to convert their shares of preferred stock rather than exercise their change of control put right are entitled to receive additional compensation based upon the present value of the remaining aggregate dividend payments that would have been payable on the preferred stock through October 15, 2005, as described above under "-- Adjustments to Conversion price -- (6) Special adjustment for some changes of control".

     On the date scheduled for payment of the shares of preferred stock, we will, to the extent lawful, (a) accept for payment all shares of preferred stock properly tendered, (b) deposit with the transfer agent an amount equal to the purchase price of the shares of preferred stock so tendered and (c) deliver or cause to be delivered to the transfer agent shares of preferred stock so accepted together with an officers' certificate stating the aggregate liquidation preference of the shares of preferred stock being purchased by us. The transfer agent will promptly mail or deliver to each holder of shares of preferred stock so tendered the applicable payment for those shares of preferred stock, and the transfer agent will promptly countersign and mail or deliver, or cause to be transferred by book-entry, to each holder new shares of preferred stock equal in liquidation preference to any unpurchased portion of the shares of preferred stock surrendered, if any. We will publicly announce the results of our offer on or as soon as practicable after the payment date for the purchase of shares of preferred stock in connection with a change of control of WCG.

     We will not be required to make an offer to purchase any shares of preferred stock upon the occurrence of a change of control if a third party makes that offer in the manner, at the times and otherwise in compliance with the requirements described in this section and purchases all shares of preferred stock validly tendered and not withdrawn.

     The right of the holders of shares of preferred stock described in this section are subject to our obligation to:

     - repay our debt obligations in full under our credit facility; and

     - offer to purchase and purchase all of our senior redeemable notes that have been tendered for purchase in connection with a change of control that constitutes a "change of control" under the terms of such senior redeemable notes or the indenture relating thereto.

     In addition, the right of the holders of shares of preferred stock described in this section are subject to the repurchase or repayment of any future indebtedness that we are required to repurchase or repay in connection with a transaction or event that constitutes a change of control.

     When we have satisfied these obligations and, subject to the legal availability of funds for this purpose, we will purchase all shares tendered upon a change of control.

REGISTRATION RIGHTS

     On September 19, 2000, we entered into a registration rights agreement with the initial purchasers of the preferred stock. Under the registration rights agreement, we agreed to use our reasonable best efforts to:

     - file within a specified timeframe a shelf registration statement with the SEC on the appropriate form under the Securities Act with respect to the shares of preferred stock, and the shares of our Class A common stock into which the shares of preferred stock may be converted, to cover resales by the holders;

     - cause the registration statement to be declared effective within a specified timeframe; and

     - subject to certain "black-out" periods not to exceed 90 days in the aggregate in any period of 365 consecutive days, cause the registration statement to remain effective, subject to some exceptions, until the earlier of (a) two years following the issue date of the preferred stock and (b) the date on which all shares of preferred stock or Class A common stock covered by that registration statement have been sold under that registration statement.

     We filed the shelf registration statement of which this prospectus forms a part and caused it to be declared effective in satisfaction of these obligations. If the shelf registration statement ceases to be effective or usable in connection with resales of shares of preferred stock and Class A common stock during the periods specified in the registration rights agreement -- we will refer to that event as a "registration default" -- then we will pay to each holder of shares registrable under the registration rights agreement, with respect to the first 90-day period immediately following the occurrence of a registration default, additional dividends on the preferred stock at a rate per annum equal to 0.50% of the liquidation preference of the preferred stock, which we will refer to as "special dividends." The rate of the special dividends will increase by an additional 0.25% per annum with respect to any subsequent 90-day period, but in no event will that rate exceed 1.00% per annum in the aggregate regardless of the number of registration defaults, until all registration defaults have been cured. If, after the cure of all registration defaults then in effect, there is a subsequent registration default, the special dividend for that subsequent registration default will initially be 0.25% per annum, regardless of the special dividend in effect with respect to any prior registration default at the time of the cure of that registration default. All special dividends will be paid to the holders entitled to those dividends, in the manner provided for the payment of ordinary dividends in the certificate of designations.

     Special dividends, like ordinary dividends, will be paid in cash, although we have the option to deliver shares of our Class A common stock to the transfer agent for the preferred stock, which will resell those shares of Class A common stock and use the proceeds to pay special dividends in cash to the holders.

     This is a summary of some important provisions of the registration rights agreement. This summary is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. You may request a copy of the registration rights agreement by contacting us at our principal executive offices.

TRANSFER AGENT

     The transfer agent, registrar, dividend disbursing agent and redemption agent for our shares of preferred stock is The Bank of New York.

BOOK-ENTRY ISSUANCE

     The Depository Trust Company ("DTC") will act as securities depository for the preferred stock. The shares of preferred stock have been issued as one or more global certificates registered in the name of DTC or its nominee.

     All book-entry certificates are represented by one or more fully registered global certificates, without coupons. Each global certificate has been deposited with, or on behalf of, DTC, and has been registered in the name of DTC or a nominee of DTC. DTC is, and will continue to be, the only registered holder of the shares of preferred stock.

     Purchasers of shares of preferred stock may hold interests in the global certificates through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee. DTC maintains accounts showing the security holdings of its participants, and these participants in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry certificate holds that certificate indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom".

     The shares of preferred stock of each beneficial owner of a book-entry certificate are evidenced solely by entries on the books of the beneficial owner's securities intermediary. DTC has no knowledge of the actual beneficial owners of the preferred stock. The actual purchaser of shares of preferred stock is generally not entitled to have the shares represented by the global certificates registered in its name and is not considered the owner under our restated certificate of incorporation or by-laws. In most cases, a beneficial owner is also unable to obtain a paper certificate evidencing the holder's ownership of shares of preferred stock. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability of a beneficial owner to transfer book-entry shares of preferred stock.

     A beneficial owner of book-entry shares of preferred stock represented by a global certificate may exchange the shares for definitive (paper) shares of preferred stock only if:

     - DTC is unwilling or unable to continue as depositary for that global certificate and we do not appoint a qualified replacement for DTC within 90 days; or

     - DTC ceases to be a "Clearing Agency" registered under the Exchange Act.

     Any global certificate that is so exchanged will be exchanged in whole for definitive shares of preferred stock in registered form, with the same terms and of an equal aggregate liquidation preference. Definitive shares of preferred stock will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the preferred stock. DTC may base its written instruction upon directions that it receives from its participants.

     In this prospectus, references to actions taken by holders of shares of preferred stock mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to holders of shares of preferred stock mean payments and notices of redemption to DTC as the registered holder of the shares of preferred stock for distribution to participants in accordance with DTC's procedures.

     DTC. DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     We have no responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of that information.

                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is a summary of the material provisions of our capital stock. For a more detailed description, see our restated certificate of incorporation and by-laws, copies of which we have filed with the Securities and Exchange Commission, and the applicable provisions of Delaware law.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  GENERAL

     The holders of our Class A and Class B common stock have identical rights except with respect to voting, conversion and transfer.

  VOTING RIGHTS

     Holders of our Class A common stock are entitled to one vote per share on all matters to be voted on by stockholders, while holders of our Class B common stock are entitled to 10 votes per share. Holders of shares of our Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all holders of our Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in our restated certificate of incorporation, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our restated certificate of incorporation must be approved by a majority of the votes entitled to be cast by all holders of our Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. However, amendments to our restated certificate of incorporation that would alter or change the powers, preferences or special rights of our Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of our Class A common stock, voting as a separate class. Any amendment to our restated certificate of incorporation to increase the authorized shares of any class requires the approval only of a majority of the votes entitled to be cast by all holders of our Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to the rights set forth in any series of preferred stock created as described below.

  DIVIDENDS

     Holders of our Class A common stock and Class B common stock share equally on a per share basis in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of our Class A common stock and Class B common stock may be paid only as follows:

     - Shares of our Class A common stock may be paid only to holders of our Class A common stock, and shares of our Class B common stock may be paid only to holders of our Class B common stock.

     - The number of shares so paid will be equal on a per share basis with respect to each outstanding share of our Class A common stock and Class B common stock.

     We may not split, reclassify, subdivide or combine shares of our Class A common stock or our Class B common stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

  ISSUANCE OF CLASS B COMMON STOCK, OPTIONS OR WARRANTS

     Subject to certain provisions regarding dividends and other distributions described above and except for payment of the purchase price for our option to acquire Williams' entire equity and debt interest in Algar Telecom S.A., we will not be entitled to issue additional shares of our Class B common stock, or issue options, rights or warrants to subscribe for additional shares of our Class B common stock, except that we may make a pro rata offer to all holders of our Class A and Class B common stock of rights to purchase additional shares of the class of stock held by them. Our Class A common stock and Class B common stock will be treated equally with respect to any offer we make to holders of our capital stock of options, rights or warrants to subscribe for any of our other capital stock.

  MERGER OR CONSOLIDATION

     In the event of a merger or consolidation, the holders of our Class A common stock and Class B common stock will be entitled to receive the same per share consideration, if any, except that, if the consideration includes voting securities, or the right to acquire voting securities or securities exchangeable for, or convertible into, voting securities, we may, but are not required to, provide for the holders of our Class B common stock to receive consideration entitling them to ten times the number of votes per share as the consideration being received by holders of our Class A common stock.

  CONVERSION OF CLASS B COMMON STOCK

     Our Class B common stock is convertible into Class A common stock on a share-for-share basis at the option of the holder at any time, or automatically upon transfer to a person or entity which is not a permitted transferee. In general, permitted transferees include Williams, its direct and indirect subsidiaries, any person or entity in which Williams or any successor beneficially owns, directly or indirectly, at least 50% of the equity or the voting securities, any successor of any of the foregoing and stockholders of Williams who receive our Class B common stock in a tax-free spin-off. A tax-free spin-off generally means a transaction in which stockholders of Williams receive shares of our Class A common stock or Class B common stock as a distribution with respect to, or in exchange for, stock of Williams without being required to recognize gain or loss for federal income tax purposes by reason of Section 355 of the Code (or any corresponding provision of any successor statute). Following any distribution of our Class B common stock to stockholders of Williams, shares of our Class B common stock will no longer be convertible into shares of our Class A common stock. Shares of our Class B common stock transferred to stockholders of Williams in a tax-free spin-off will not be converted into shares of our Class A common stock and, following a tax-free spin-off, shares of our Class B common stock will be transferable as our Class B common stock, subject to applicable laws.

PREFERRED STOCK

     Our board of directors is empowered, without approval of our stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, and the board of directors may fix the numbers of shares of each series and the designation, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series. The specific matters that our board of directors may determine include the following:

     - the designation of each series

     - the number of shares of each series

     - the rate of any dividends

     - whether any dividends shall be cumulative or non-cumulative

     - the terms of any redemption

     - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company

     - rights and terms of any conversion or exchange

     - restrictions on the issuance of shares of the same series or any other series

     - any voting rights

     The Series A preferred stock described below under "-- Stockholder rights plan" is a series of preferred stock that has been authorized by our board.

     We have 5,000,000 shares of our preferred stock currently outstanding. Although, we have no current plans to issue additional preferred stock, the issuance of additional shares of our preferred stock, or the issuance of rights to purchase shares of our preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by our issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block such a transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of our stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of our Class A common stock. Although our board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

LIMITATION ON LIABILITY OF DIRECTORS

     Our restated certificate of incorporation provides, as authorized by
Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time, for the following:

     - any breach of the director's duty of loyalty to our company or our stockholders

     - any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law

     - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL

     - any transaction from which the director derived an improper personal benefit

     The inclusion of this provision in our restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors, and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted our company and our stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the time a stockholder became an interested stockholder unless, as described below, certain conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. See "-- Limitations on changes of control of our company" below. The prohibitions in Section 203 of the DGCL do not apply if the following occur:

     - prior to the time the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced

     - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder

     Under Section 203 of the DGCL, a business combination includes the following:

     - any merger or consolidation of our company with the interested stockholder

     - any sale, lease, exchange or other disposition, except proportionately as a stockholder of our company, to or with the interested stockholder of our assets having an aggregate market value equal to 10% or more of either the aggregate market value of all our assets or the aggregate market value of all the outstanding stock of our company

     - transactions resulting in the issuance or transfer by us of our stock to the interested stockholder

     - transactions involving our company which have the effect of increasing the proportionate share of the stock of any class or series of our company which is owned by the interested stockholder

     - transactions in which the interested stockholder receives financial benefits provided by us.

     Under Section 203 of the DGCL, an interested stockholder generally is one of the following:

     - any person that owns 15% or more of our outstanding voting stock

     - any person that is an affiliate or associate of our company and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period prior to the date on which it is sought to be determined whether that person is an interested stockholder

     - the affiliates or associates of that person

     Because Williams owned more than 15% of our voting stock before we became a public company and upon completion of our initial public offering, Section 203 of the DGCL by its terms is currently not applicable to business combinations with Williams even though Williams owns 15% or more of our outstanding stock. If any other person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203 of the DGCL.

PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     Our by-laws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and providing for specified procedures to be followed by stockholders in nominating persons for election to our board. Generally, these advance notice provisions require that the stockholder must give written notice to the secretary of our company:

     - in the case of an annual meeting, not less than 90 days nor more than 120 days before the first anniversary of the preceding year's annual meeting of stockholders

     - in the case of a special meeting, not less than 90 days, or, if later, 10 days after the first public announcement of the date of the special meeting, nor more than 120 days prior to the scheduled date of the special meeting

     In each case, the notice must set forth specific information regarding the stockholder giving the notice and each director nominee or other business proposed by the stockholder, as applicable, as provided in our by-laws. Notwithstanding the foregoing, any stockholder, including Williams, who together with its affiliates owns capital stock entitled to exercise a majority of the voting power in an election of directors, may nominate one or more individuals for election as directors by giving notice to our company not later than five days before the scheduled date for the election of directors. Generally, only business set forth in the notice for a special meeting of stockholders may be conducted at a special meeting.

     Our by-laws provide, in accordance with our restated certificate of incorporation, that, except as may be provided in connection with the issuance of any series of preferred stock including the preferred stock registered herein, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the whole board, as that term is defined in our restated certificate of incorporation. Our restated certificate of incorporation provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of that class, except that the current terms of two of the classes expire in 2001 and 2002.

     Subject to the rights of the holders of any series of our preferred stock to elect and remove additional directors under specified circumstances, on or after the time when Williams and its affiliates own less than 50% of our then-outstanding Class A and Class B common stock combined, a director of our company may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of our outstanding shares generally entitled to vote in the election of directors, voting together as a single class, and vacancies on our board may only be filled by the affirmative vote of a majority of the remaining directors. Prior to the time when Williams and its affiliates own less than 50% of our Class A and Class B common stock combined, subject to the rights of holders of any series of preferred stock, a director of our company may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class, and vacancies on our board may be filled only by the affirmative vote of at least 66 2/3% of the remaining directors then in office.

     Our restated certificate of incorporation provides that, on or after the time when Williams and its affiliates own less than 50% of our then-outstanding Class A and Class B common stock combined, stockholders may not act by written consent in lieu of a meeting. On or after the time when Williams and its affiliates own less than 50% of our Class A and Class B common stock combined, special meetings of the stockholders may be called only by a majority of the whole board, but may not be called by stockholders. Before the time when Williams and its affiliates own less than 50% of our Class A and Class B common stock combined, the secretary of our company is required to call a special meeting of the stockholders at the request of Williams or its affiliates and stockholder action may be taken by written consent in lieu of a meeting.

     In general, our by-laws may be altered or repealed and new by-laws adopted by the holders of a majority of our voting stock or by a majority of the whole board. However, specified provisions, including those relating to the limitation of actions by stockholders taken by written consent, the calling of special stockholder meetings, other stockholder actions and proposals and certain matters related to our board, may be amended only by the affirmative vote of holders of at least 80% of our total voting stock.

LIMITATIONS ON CHANGES OF CONTROL OF OUR COMPANY

     The provisions of our restated certificate of incorporation and by-laws described above, as well as the stockholder rights plan described below and the provisions of Section 203 of the DGCL, could have the following effects, among others:

     - delaying, deferring or preventing a change in control

     - delaying, deferring or preventing the removal of existing management

     - deterring potential acquirors from making an offer to our stockholders

     - limiting any opportunity of our stockholders to realize premiums over prevailing market prices of our Class A common stock in connection with offers by potential acquirors

     Any of the above could occur, notwithstanding that a majority of our stockholders might benefit from such a change of control or offer.

TRANSACTIONS AND CORPORATE OPPORTUNITIES

     Our restated certificate of incorporation includes provisions that regulate and define the conduct of our business and affairs until the time Williams ceases to be a significant stockholder of our company. These provisions serve to determine and delineate the respective rights and duties of our company, Williams, and some of our directors and officers in anticipation of the following:

     - directors, officers and/or employees of Williams may serve as our directors

     - Williams may engage in lines of business that are the same, similar or related to, overlap or compete with our lines of business, subject to the separation agreement

     - our company and Williams will engage in material business transactions, including pursuant to the various agreements described above

     We may, from time to time, enter into and perform agreements with Williams to engage in any transaction, and to agree to compete or not to compete with each other, including to allocate, or to cause our respective directors, officers and employees to allocate, corporate opportunities between Williams and us. Our restated certificate of incorporation provides that no agreement, or its performance, shall be considered contrary to any fiduciary duty of Williams, as our controlling stockholder, or of any director, officer and/or employee, if any of the following conditions are satisfied:

     - the agreement was entered into before we ceased to be a wholly owned subsidiary of Williams and continues in effect

     - the agreement or transaction was approved, after the deciding body was made aware of the material facts of the relationship between Williams and us and the material terms and facts of the agreement or transaction, by:

      - our board, by affirmative vote of a majority of directors who are not interested persons

      - by a committee of our board consisting of members who are not interested persons, by affirmative vote of a majority of those members

      - by one or more of our officers or employees who is not an interested person and who was authorized by our board or a board committee as specified above or, in the case of an employee, to whom authority has been delegated by an officer to whom the authority to approve such an action has been so delegated

     - the agreement or transaction was fair to us as of the time we entered into it

     - the agreement or transaction was approved by affirmative vote of a majority of the shares of our capital stock entitled to vote and who do vote on the agreement or transaction, excluding Williams and any interested person in respect of the agreement or transaction

     For purposes of these provisions, an interested person is generally an individual who has a personal financial interest in the relevant transaction.

     The provisions of our restated certificate of incorporation with regard to such transactions and/or corporate opportunities shall terminate when Williams, together with its affiliates, ceases to be the owner of voting stock representing 25% or more of the votes entitled to be cast by the holders of all of our then outstanding voting stock; provided, however, that the termination shall not terminate the effect of these provisions with respect to any agreement between Williams and us that was entered into before the time of termination or any transaction entered into in the performance of such agreement, whether entered into before or after such time, or any transaction entered into between Williams and us or the allocation of any opportunity between Williams and us before such time. These provisions do not alter the fiduciary duty of loyalty of our directors under applicable Delaware law. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to these provisions of our restated certificate of incorporation, except to the extent that any of these provisions are inconsistent with Delaware law or the fiduciary duties of our directors.

LISTING

     Our Class A common stock is listed on the New York Stock Exchange under the symbol "WCG".

TRANSFER AGENT

     The transfer agent and registrar for our Class A common stock is The Bank of New York.

STOCKHOLDER RIGHTS PLAN

     Our board has adopted a stockholder rights plan. Pursuant to the rights plan, one right will be issued and attached to each outstanding share of our Class A common stock and Class B common stock. For purposes of this section of this prospectus, our Class A common stock and Class B common stock are referred to collectively as our capital stock. Each right will entitle the holder, in circumstances described below, to purchase from our company a unit consisting of one one-hundredth of a share of Series A junior participating preferred stock, par value $0.01 per share, at an exercise price of $100 per right, subject to adjustment in specified events.

     Initially, the rights will be attached to all certificates representing outstanding shares of our capital stock and will be transferred with and only with these certificates. The rights will become exercisable and separately certificated only upon the distribution date, which will occur upon the earlier of the following:

     - ten business days following a public announcement that a person or group other than specified exempt persons has acquired or obtained the right to acquire beneficial ownership of 15% or more of the shares of our capital stock then outstanding

     - ten business days, or later if determined by our board prior to any person acquiring 15% or more of the shares of our capital stock then outstanding, following the commencement or announcement of an intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person

     As soon as practicable after the distribution date, certificates will be mailed to holders of record of our capital stock as of the close of business on the distribution date. From and after the distribution date, the separate certificates alone will represent the rights. Prior to the distribution date, all shares of our capital stock issued will be issued with rights. Shares of our capital stock issued after the distribution date will not be issued with rights, except that shares issued pursuant to any of the following may be issued with rights:

     - the exercise of stock options that exist prior to the distribution date

     - under employee plans or arrangements that exist prior to the distribution date

     - upon exercise, conversion or exchange of specified securities

     - in other cases as may be deemed appropriate by our board

     The final expiration date of the rights will be at the close of business on June 30, 2009, unless earlier redeemed or exchanged by us as described below.

     In the event that a person acquires 15% or more of the shares of our capital stock then outstanding, except pursuant to any action or transaction approved by our board before the person acquires 15% or more of the shares of our capital stock then outstanding, each holder of a right other than that person and related parties, whose rights will automatically become null and void, will thereafter be entitled to receive, upon exercise of the right, a number of shares of our Class A common stock, or, in some circumstances, cash, property or other securities of our company, having a current market price averaged over the previous 30 consecutive trading days equal to two times the exercise price of the right.

     In the event that, at any time on or after a person acquires 15% or more of the shares of our capital stock then outstanding, we effect a merger or other business combination in which we are not the surviving entity, or any shares of our capital stock are changed into or exchanged for other securities, or 50% or more of our assets, cash flow or earning power is sold or transferred, then each holder of a right, except rights owned by any person who has acquired 15% or more of the shares of our capital stock then outstanding or related parties, which will have become void as set forth above, shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a fair market value equal to two times the exercise price of the right.

     The exercise price payable, and the number of units of Series A preferred stock, shares of capital stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend or distribution on the capital stock, a grant or distribution to holders of the capital stock of specified subscription rights, warrants, evidence of indebtedness, cash or other assets, or other similar events.

     No fractional units will be issued. In lieu thereof, an adjustment in cash will be made based on the market price of our Class A common stock on the last trading date prior to the date of exercise. Pursuant to the rights plan, we reserve the right to require prior to the occurrence of one of the events that triggers the ability to exercise the rights that, upon any exercise of rights, a number of rights be exercised so that only whole shares of Series A preferred stock will be issued.

     We will also have the option, at any time after a person acquires 15% or more of our capital stock, but not after a person has become the beneficial owner of 50% or more of our capital stock then outstanding, to exchange the rights, other than rights owned by an acquiring person or related parties, which will have become void, in whole or in part, at an exchange ratio of one share of capital stock, and/or other equity securities deemed to have the same value as one share of capital stock, per right, subject to adjustment.

     At any time prior to the close of business on the tenth day following the first public announcement that an acquiring person has become an acquiring person, by vote of a majority of our board, we may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable, at our option, in cash, shares of our capital stock or such other consideration as our board may determine. The rights will terminate at the time so designated by our board and thereafter the only right of the holders of rights will be to receive the redemption price.

     Prior to the distribution date, we may amend the rights plan in any manner. After the distribution date, so long as the rights are redeemable, we may amend the rights plan in any manner that does not materially adversely affect the interests of holders of the rights other than acquiring persons. Until a right is exercised, the holder, as such, will have no rights as a stockholder of our company, including the right to vote or to receive dividends.

     The certificate of designation for the Series A preferred stock provides that each share of Series A preferred stock that may be issued upon exercise of the rights will be entitled to receive, when, as and if declared, cash and non-cash dividends equal to 100 times the aggregate per share amount of all cash and non-cash dividends declared or paid on our capital stock, subject to adjustments for stock splits or dividends payable in capital stock or reclassifications of capital stock.

     Holders of Series A preferred stock will be entitled to 100 votes per share, subject to adjustments for stock splits or dividends payable in capital stock or reclassifications of capital stock and, except as otherwise provided by the certificate of designations, our restated certificate of incorporation or applicable law, shall vote together with holders of capital stock as a single class. In the event that dividends on the Series A preferred stock are in arrears in an amount equal to six quarterly dividends, all holders of preferred stock (including holders of Series A preferred stock) with dividends in arrears in that amount, voting as a class, will have the right to elect two members to our board, to serve until the election of their successors by the holders of preferred stock or until such earlier time as all accrued and unpaid preferential quarterly cash dividends are paid in full.

     In the event of the liquidation, dissolution or winding up of our company, we may not make any distribution to the holders of shares of stock ranking junior to the Series A preferred stock until we have paid holders of Series A preferred stock an amount per share equal to $100 plus accrued and unpaid dividends and distributions on the Series A preferred stock to the date of payment. After that payment, we may make no additional distributions to holders of Series A preferred stock until we have paid holders of Class A common stock and Class B common stock an amount per share equal to one one-hundredth of the per share liquidation amount paid to holders of Series A preferred stock. After we have paid this amount to holders of Class A common stock and Class B common stock, we will distribute any remaining assets to holders of Series A preferred stock and holders of Class A common stock and Class B common stock in the ratio of 100:1.

     In the event of a consolidation, merger or other transaction in which the shares of our capital stock are exchanged, holders of shares of Series A preferred stock will be entitled to receive for each share of Series A preferred stock held by them the amount and type of consideration equal to 100 times the aggregate per share amount received by the holders of our capital stock, subject to adjustments for stock splits or dividends payable in Class A common stock or reclassifications of Class A common stock.

     Except for the acquisition of shares of Series A preferred stock in any other manner permitted by law, our certificate of designations or our restated certificate of incorporation, the shares of Series A preferred stock are not redeemable at the option of our company or any holder thereof.

     The rights will have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the rights may render more difficult or discourage any attempt to acquire our company, even if the acquisition may be in the interest of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights will not interfere with a merger or other business combination approved by our board.

     The rights plan excludes Williams and its affiliates and associates from being considered acquiring persons until Williams first ceases to beneficially own 15% or more of the capital stock then outstanding.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain U.S. federal income tax consequences of the ownership of our Class A common stock and our preferred stock. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders subject to special treatment under federal income tax laws. This discussion is limited to stockholders who hold our preferred stock and Class A common stock as capital assets. No ruling has been or will be sought from the IRS regarding any matter discussed herein. Our counsel has not rendered any legal opinion regarding any tax consequences relating to us or an investment in us. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. PROSPECTIVE INVESTORS MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR STOCK, AS WELL THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

     Distributions. Except as discussed below, the amount of distributions you receive on shares of our stock will be treated as follows: first, as a dividend, taxable as ordinary income, to the extent of our current and accumulated earnings and profits for federal income tax purposes; next as a tax-free return of capital to the extent of your tax basis in such stock; and thereafter, as capital gain from the sale of such stock (which capital gain will be long term if the holding period for the stock is more than one year).

     Distributions taxable as dividends to corporate stockholders will be eligible for the dividends received deduction, subject to various limitations. No assurance can be given that we will have sufficient earnings and profits for federal income tax purposes to cause all distributions to be taxable as dividends (although, if we are spun-off by Williams, it is expected that we would have significant accumulated earnings and profits for tax purposes). The benefits of any dividends received deduction to a corporate stockholder may, in effect, be reduced or eliminated by operation of the so-called "extraordinary dividend" provisions of Section 1059 of the Code.

     In certain circumstances, the adjustment of the conversion price of the preferred stock in accordance with the anti-dilution provision may cause a deemed distribution to preferred stockholders, taxable as described above. In addition, the failure to adjust fully the conversion price of the preferred stock may cause a deemed distribution to Class A common stockholders, taxable as described above.

     Conversion. A stockholder who converts preferred stock into Class A common stock will generally not recognize gain or loss. The tax basis of Class A common stock received on conversion will generally equal the tax basis of the preferred stock converted, and the holding period for the Class A common stock received will generally include the holding period of the preferred stock converted.

     Redemption for Cash. A stockholder will generally recognize capital gain or loss on our redemption of preferred stock for cash, provided that the redemption meets at least one of the following requirements:

     - the redemption results in a complete termination of the stockholder's interest in our stock;

     - the redemption is substantially disproportionate to the stockholder as determined for federal income tax purposes; or

     - the redemption is not essentially equivalent to a dividend as determined for federal income tax purposes.

     If the redemption satisfies any of these requirements, such capital gain or loss will generally be equal to the difference between the amount of cash received and the stockholder's tax basis in the preferred stock redeemed. This capital gain or loss will be long term if the holding period for the preferred stock is more than one year. In determining whether any of the above requirements apply, shares considered to be owned by the stockholder by reason of certain attribution rules must be taken into account. It may be more difficult for a person who owns, actually or constructively by operation of the attribution rules, any of our Class A common stock to satisfy any of the above requirements.

     If the redemption does not satisfy any of the above requirements, then the entire amount received (i.e., without any offset for the stockholder's tax basis in the preferred stock redeemed) will be treated as a distribution taxable as described in "-- Distributions" above. In such case, the stockholder's tax basis in the preferred stock that is redeemed will be allocated to the stockholder's remaining stock, if any, or possibly lost if the stockholder does not continue to own any of our stock. PROSPECTIVE INVESTORS MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION OF OUR PREFERRED STOCK.

     Change in Control Put Right. If, as a result of a change in control, a stockholder exercises the right to put preferred stock to us and we decide to pay for such stock solely in cash, the stockholder will be taxed under the rules described in "-- Redemption for Cash" above.

     If a shareholder exercises the put right and we decide to pay for such stock solely in Class A common stock, the stockholder will generally not recognize gain or loss (except that ordinary income may be recognized to the extent that a portion of the Class A common stock is determined to constitute a payment in respect of dividends in arrears on the preferred stock). The tax basis of Class A common stock received on exercise of the put will generally equal the tax basis of the preferred stock tendered, and the holding period for the Class A common stock received will generally include the holding period of the preferred stock tendered (except that the portion, if any, of Class A common stock received that constitutes a payment in respect of dividends in arrears will have a tax basis equal to its fair market value at the time of the tender and a new holding period commencing at the time of the tender).

     Other Sales or Dispositions. Except as set forth above, a stockholder who sells or otherwise disposes of our stock will generally recognize capital gain or loss equal to the difference between the sum of the amount of cash and fair value of any property received on the sale or other disposition and the tax basis in the shares sold or disposed. This capital gain or loss will be long term if the holding period for the stock sold or disposed is more than one year.

     Non-United States Holders. The following is a summary of certain U.S. federal tax consequences to non-U.S. holders of our stock. A non-U.S. holder is any person or entity other than:

     - a citizen or resident of the United States;

     - a partnership, corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

     - an estate, the income of which is includible in gross income for U.S. income tax purposes regardless of its source.

     Dividends paid (or deemed paid) to a non-U.S. holder of our stock generally will be subject to a withholding of U.S. federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty, unless:

     - the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States; or

     - if a tax treaty applies, it is attributable to a U.S. permanent establishment of the non-U.S. holder.

In these cases, the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. holder is a corporation, such effectively connected income may also be subject to an additional branch profits tax. A non-U.S. holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock, unless:

     - the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder;

     - in the case of a non-U.S. holder who is an individual and holds our stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other tests are met;

     - the non-U.S. holder is subject to tax under the provisions of U.S. federal income tax law applicable to certain U.S. expatriates; or

     - we are or have been during certain periods preceding the disposition a "United States real property holding corporation" for U.S. federal income tax purposes and certain other requirements are met.

     If we are or have been a "United States real property holding corporation," a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our stock provided that:

     - the non-U.S. holder does not hold (and has not held during certain periods), directly or indirectly, an interest in our stock worth more than 5% of the fair market value of our outstanding Class A common stock; and

     - our Class A common stock is and continues to be traded on an established securities market for U.S. federal income tax purposes.

Based upon prior trading experience, we believe that our Class A common stock will be traded on an established securities market for this purpose in any quarter during which it is listed on the NYSE.

     Stock owned or treated as owned by an individual non-U.S. holder at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to U.S. federal estate tax.

     NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR U.S. TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF INVESTING IN OUR STOCK.

     Backup Withholding and Information Reporting. Generally, we must report annually to the IRS and to each holder the amount of any dividends paid (or deemed paid) on our stock and the amount of tax, if any, that we withheld on such distribution. This information may also be made available to the tax authorities of a country in which a non-U.S. holder resides.

     Under current U.S. Treasury Regulations, U.S. information reporting requirements and backup withholding tax at a rate of 31% will generally apply to dividends and to gross proceeds of a sale or other taxable disposition of our stock received by a U.S. holder unless such holder furnishes a correct taxpayer identification number and provides other certification or is otherwise exempt from backup withholding. Backup withholding will generally not apply to a non-U.S. holder who furnishes a certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. Generally, a non-U.S. holder will provide this certification on IRS Form W8-BEN. Payments to or through a U.S. office of a broker of the proceeds of a sale or other taxable disposition of our stock are subject to backup withholding at a rate of 31% and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale of our stock by foreign offices of U.S. brokers, or foreign brokers with certain types of relationships to the United States, unless the holder establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

     The U.S. Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, those regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 2000, and non-U.S. holders may be required to furnish new certification of their non-U.S. status at any time after that date and before the expiration of any prior certification.

                              SELLING STOCKHOLDERS

     We originally issued and sold the shares of preferred stock in September 2000 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Lehman Brothers Inc., CIBC World Markets Corp., Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and Prudential Securities Incorporated in a private placement. These initial purchasers then resold the shares of preferred stock in transactions exempt from the registration requirements of the Securities Act in the United States to persons they reasonably believed to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act.

     This prospectus relates to the resale by the selling stockholders of the securities listed below and certain issuances of Class A common stock by us as described below under "Plan of Distribution." The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to registration rights granted in connection with the initial offering of the preferred stock to afford the holders of the preferred stock the opportunity to sell their securities in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, a holder of the preferred stock must notify us of its intention to sell securities and must provide information about itself and the securities it is selling as required under the Securities Act.

     The selling stockholders listed below and the beneficial owners of the preferred stock and their transferees, pledges, donees or other successors, if not identified in this prospectus then so identified in supplements to this prospectus as required, are the selling stockholders under this prospectus. The following table sets forth, as of a recent practicable date prior to the effectiveness of the registration statement of which this prospectus forms a part, information with respect to the selling stockholders named below and the respective number of shares of preferred stock owned by each selling stockholder that may be offered pursuant to this prospectus. This information has been obtained from the selling stockholders, DTC and/or the transfer agent. None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The selling stockholders listed below may, under this prospectus, from time to time offer and sell the number of shares of preferred stock listed below opposite their names and the number of shares of Class A common stock into which their shares of preferred stock may be converted also listed below opposite their names.

                                                  NUMBER OF SHARES OF   NUMBER OF SHARES OF
SELLING STOCKHOLDER                                 PREFERRED STOCK     CLASS A COMMON STOCK
-------------------                               -------------------   --------------------
[Information to be provided by amendment]
Any other holder of shares of Preferred Stock or
  shares of Class A common stock received upon
  conversion of shares of Preferred Stock, or
  future transferee, pledgee, donee or other
  successor of such holder......................
                                                       ---------             ---------
          Total.................................       5,000,000             8,805,000
                                                       =========             =========

     As the selling stockholders may, pursuant to this prospectus, offer all or some portion of the preferred stock or Class A common stock issuable upon conversion of the preferred stock, no estimate can be given as to the amount of the preferred stock or the Class A common stock issuable upon conversion of the preferred stock that will be held by the selling stockholders upon termination of the sales. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their preferred stock since the date on which they provided the information regarding their preferred stock in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Only selling stockholders identified above who beneficially own the offered preferred stock set forth opposite each selling stockholder's name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell that offered preferred stock pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the preferred stock and/or the Class A common stock issuable upon conversion of the preferred stock by any stockholder not identified above, this prospectus will be supplemented as required to set forth the name and number of shares beneficially owned by the selling stockholder intending to sell the preferred stock and/or Class A common stock, and the number of shares of preferred stock and/or shares of Class A common stock to be offered. Any required prospectus supplement will also disclose whether any selling stockholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement if that information has not been disclosed herein.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of any securities by the selling stockholders. The selling stockholders may sell their shares of preferred stock and the Class A common stock covered by this prospectus from time to time directly to purchasers. Alternatively, the selling stockholders may from time to time offer their shares of preferred stock and Class A common stock through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of those shares for whom they may act as agent.

     In addition, we may, from time to time, issue shares of our Class A common stock covered by this prospectus to the transfer agent for the preferred stock, which will resell those shares for cash to pay dividends on the preferred stock. The transfer agent may sell those shares to purchasers directly or through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of those shares for whom they may act as agent.

     The selling stockholders, the transfer agent and any brokers, dealers or agents who participate in the distribution of the preferred stock or Class A common stock may be deemed to be "underwriters," and any profits on the sale of the shares by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders or the transfer agent may be deemed to be underwriters, the selling stockholders or the transfer agent may be subject to some statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The shares of preferred stock and Class A common stock offered hereby may be sold from time to time by, as applicable, us, the selling stockholders, the transfer agent or, to the extent permitted, by pledgees, donees, transferees or other successors in interest. The shares may be disposed of from time to time in one or more transactions through any one or more of the following, as appropriate:

     - a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

     - in transactions otherwise than in the over-the-counter market;

     - through the writing of put or call options on the securities;

     - short sales of the securities and sales to cover the short sales;

     - the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest therein;

     - the distribution of the securities by any selling stockholder to its partners, members or shareholders;

     - sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or successors in interest or from the purchasers of the shares for whom they may act as agent; and

     - a combination of any of the above.

     In addition, the shares of Class A common stock and preferred stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

     We cannot assure you that any selling stockholder will sell any or all of its shares under this prospectus or that any selling stockholder will not transfer, devise or gift its shares by other means not described in this prospectus.

     Sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

     At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders or the transfer agent, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

     To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders, the transfer agent, and any broker, dealer, agent or underwriter regarding the sale by any selling stockholder or the transfer agent of shares of Class A common stock or preferred stock covered by this prospectus. Under the securities laws of some states, the securities may be sold only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. The selling stockholders, the transfer agent, and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders, the transfer agent, and any other person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     Under the terms of the registration rights agreement, holders of securities covered by the shelf registration statement, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities.

     We have also agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the preferred stock and Class A common stock covered by this prospectus to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents and transfer taxes relating to the share or disposition of shares of covered by this prospectus.

                                 LEGAL MATTERS

     The validity of the shares of preferred stock and Class A common stock offered in this prospectus and certain legal matters in connection with this offering will be passed upon for us by William G. von Glahn, Senior Vice President, Law, of Williams and special counsel to us. Certain legal matters will be passed upon for us by our special counsel, Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. As of October 31, 2000, Mr. von Glahn owned, directly or indirectly, 193,409 shares of common stock of Williams and has the right to exercise options to purchase an additional 135,504 shares. Mr. von Glahn also owns, directly or indirectly 303 shares of our Class A common stock and holds options to purchase 50,000 shares of our Class A common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K/A for the year ended December 31, 1999 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Our consolidated financial statements included or incorporated by reference in any documents filed pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering will be so included or incorporated by reference in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on their authority as experts in accounting and auditing.

                      WILLIAMS COMMUNICATIONS GROUP, INC.

                              5,000,000 SHARES OF
            6.75% REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK
                     AND 11,605,000 SHARES OF COMMON STOCK

                             ----------------------

                                   PROSPECTUS

                             ----------------------

                                            , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

     The fees and expenses payable by WCG in connection with the offering described in this registration statement are set forth below. All such fees and expenses, other than the Securities and Exchange Commission registration fee, are estimates.

Securities and Exchange Commission Registration Fee.........   $ 74,390
Printing and Engraving Expenses.............................     50,000
Legal Fees and Expenses.....................................     50,000
Accounting Fees and Expenses................................     50,000
Miscellaneous...............................................     10,000
                                                               --------
          Total.............................................   $234,390
                                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     WCG, a Delaware corporation, is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of WCG. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The restated certificate of incorporation and by-laws of WCG provide for indemnification by WCG of its directors and officers to the fullest extent permitted by the DGCL. In addition, WCG has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by WCG under which the directors and officers of WCG are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          4.1            -- Registration Rights Agreement, dated September 19, 2000 among WCG and the Initial Purchasers (incorporated by
                            reference to Exhibit 4.2 to WCG's Quarterly Report on
                            Form 10-Q for the quarterly period ended September 30,
                            2000)
          4.2            -- Certificate of Designation of Series A Junior
                            Participating Preferred Stock (incorporated by reference
                            to Exhibit 3 to WCG's Quarterly Report on Form 10-Q, for
                            the quarterly period ended September 30, 2000)
          4.3            -- Certificate of Designations of 6.75% Redeemable
                            Cumulative Convertible Preferred Stock (incorporated by
                            reference from Exhibit 3 to WCG's Quarterly Report on
                            Form 10-Q, for the quarterly period ended September 30,
                            2000)
          4.4            -- Specimen global stock certificate for the 6.75%
                            Redeemable Cumulative Convertible Preferred Stock
                            (included in Exhibit 4.3)
          4.5            -- Specimen certificate for the Class A common stock
                            (incorporated by reference from Exhibit 4.1 to WCG's
                            registration statement on Form S-1 (File No. 333-76007),
                            filed on April 19, 1999 (the "S-1"))
          4.6            -- Specimen certificate for the Class B common stock
                            (incorporated by reference to Exhibit 4.2 to the S-1)
          5.1*           -- Opinion of William von Glahn regarding the validity of
                            the 6.75% Redeemable Cumulative Convertible Preferred
                            Stock and Class A common stock being registered hereby
         12.1            -- Computations of Ratio of Earnings to Fixed Charges and
                            Ratio of Earnings to Combined Fixed Charges and Preferred
                            Stock Dividend Requirements
         23.1            -- Consent of Ernst & Young LLP
         23.2*           -- Consent of William von Glahn (contained in Exhibit 5.1)
         24.1            -- Powers of Attorney

---------------

*  To be filed by Amendment.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
        Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 8th day of December, 2000.

                                        WILLIAMS COMMUNICATIONS GROUP, INC.

                                        By:      /s/ LORETTA K. ROBERTS
                                           -------------------------------------
                                                    Loretta K. Roberts
                                                     Attorney-In-Fact

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on December 8, 2000.

                 SIGNATURES                                         TITLE
                 ----------                                         -----

                      *                         Chairman of the Board of Directors
---------------------------------------------
               Keith E. Bailey

                      *                         President and Chief Executive Officer
---------------------------------------------     (Principal Executive Officer) and Director
              Howard A. Janzen

                      *                         Senior Vice President -- Strategic
---------------------------------------------     Investments and Director
           John C. Bumgarner, Jr.

                      *                         Senior Vice President and Chief Financial
---------------------------------------------     Officer (Principal Financial Officer)
              Scott E. Schubert

                      *                         Vice President and Controller (Principal
---------------------------------------------     Accounting Officer)
                 Ken Kinnear

                      *                         Director
---------------------------------------------
               J. Cliff Eason

                      *                         Director
---------------------------------------------
           Michael P. Johnson, Sr.

                      *                         Director
---------------------------------------------
              Robert W. Lawless

                      *                         Director
---------------------------------------------
              Steven J. Malcolm

                      *                         Director
---------------------------------------------
              H. Brian Thompson

                      *                         Director
---------------------------------------------
            Cuba Wadlington, Jr.

                      *                         Director
---------------------------------------------
               Roy A. Wilkens

         *By: /s/ LORETTA K. ROBERTS
---------------------------------------------
             Loretta K. Roberts
              Attorney-In-Fact

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          4.1            -- Registration Rights Agreement, dated September 19, 2000 among WCG and the Initial Purchasers (incorporated by
                            reference to Exhibit 4.2 to WCG's Quarterly Report on
                            Form 10-Q for the quarterly period ended September 30,
                            2000)
          4.2            -- Certificate of Designation of Series A Junior
                            Participating Preferred Stock (incorporated by reference
                            to Exhibit 3 to WCG's Quarterly Report on Form 10-Q, for
                            the quarterly period ended September 30, 2000)
          4.3            -- Certificate of Designations of 6.75% Redeemable
                            Cumulative Convertible Preferred Stock (incorporated by
                            reference from Exhibit 3 to WCG's Quarterly Report on
                            Form 10-Q, for the quarterly period ended September 30,
                            2000)
          4.4            -- Specimen global stock certificate for the 6.75%
                            Redeemable Cumulative Convertible Preferred Stock
                            (included in Exhibit 4.3)
          4.5            -- Specimen certificate for the Class A common stock
                            (incorporated by reference from Exhibit 4.1 to WCG's
                            registration statement on Form S-1 (File No. 333-76007),
                            filed on April 19, 1999 (the "S-1))
          4.6            -- Specimen certificate for the Class B common stock
                            (incorporated by reference to Exhibit 4.2 to the S-1)
          5.1*           -- Opinion of William von Glahn regarding the validity of
                            the 6.75% Redeemable Cumulative Convertible Preferred
                            Stock and Class A common stock being registered hereby
         12.1            -- Computations of Ratio of Earnings to Fixed Charges and
                            Ratio of Earnings to Combined Fixed Charges and Preferred
                            Stock Dividend Requirements
         23.1            -- Consent of Ernst & Young LLP
         23.2*           -- Consent of William von Glahn (contained in Exhibit 5.1)
         24.1            -- Powers of Attorney

---------------

*  To be filed by Amendment.